                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           HERSHEY FOODS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          --Enter Company Name Here--
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                     [LOGO OF HERSHEY FOODS APPEARS HERE]

 Notice of 1999 Annual Meeting

 Proxy Statement

 Consolidated Financial Statements and Management's Discussion and Analysis

                                    March 15, 1999

To Our Stockholders:

  It is my pleasure to invite you to attend the 1999 Annual Meeting of Stockholders of Hershey Foods Corporation, to be held at 2:00 p.m. on April 27, 1999. The meeting location has changed from prior years and will be held at The Hershey Lodge & Convention Center located on West Chocolate Avenue and University Drive, Hershey, Pennsylvania. A map providing directions to The Hershey Lodge is on the back cover of this Proxy Statement. Refreshments will be available prior to the Annual Meeting. After the Annual Meeting, you will be entitled to receive a product sample by exchanging the agenda provided to you at the meeting. The doors to the refreshment room will open at 12:30 p.m. and the doors to the Annual Meeting room will open at 1:00 p.m.

  We also invite you to visit HERSHEY'S CHOCOLATE WORLD Visitors Center from 9:00 a.m. to 6:00 p.m. on the day of the Annual Meeting. We will again be offering stockholders a special 25% discount on confectionery products and Hershey's gift and souvenir items.

  Business scheduled to be considered at the meeting includes the election of eleven directors and the approval of the appointment of Arthur Andersen LLP as independent public accountants for the Corporation for 1999. Additional information concerning these matters is included in the Notice of Annual Meeting and Proxy Statement. Members of management will also review with you the Corporation's operations during the past year and will be available to respond to questions during the meeting.

  If you plan to attend the meeting, please bring the admission ticket located on the bottom half of your proxy card with you to the meeting. If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from your broker, bank or other nominee, or bring your most recent account statement, indicating that you are the beneficial owner of a stated number of shares of stock as of the record date, March 1, 1999. You will need to show the letter from your broker, bank or nominee or your account statement at CHOCOLATE WORLD to receive the special discount.

  To assure proper representation of your shares at the meeting, please submit your proxy voting instructions. Two methods of voting your shares are available this year. Telephone voting is fast, convenient and your vote is immediately confirmed and posted. See the instructions for voting by telephone on the enclosed proxy card. If you choose not to vote by telephone, please carefully mark the enclosed proxy card; then sign, date and return it at your earliest convenience.

  I look forward to seeing you at the meeting.

                                    Sincerely yours,

                                    /s/ Kenneth L. Wolfe

                                    Kenneth L. Wolfe
                                Chairman of the Board and
                                 Chief Executive Officer

                               Table of Contents

                                                                           Page
                                                                           ----
NOTICE OF ANNUAL MEETING..................................................    1

PROXY STATEMENT...........................................................    2
  Election of Directors...................................................    2
  Board Committees........................................................    5
  Directors' Attendance...................................................    7
  Directors' Compensation.................................................    7
  Appointment of Auditors.................................................    8
  Voting Securities.......................................................    8
  Description of the Milton Hershey School Trust and Hershey Trust
   Company................................................................   10
  Executive Compensation..................................................   11
  Voting of Proxies.......................................................   22
  Solicitation of Proxies.................................................   22
  Section 16(a) Beneficial Ownership Reporting Compliance.................   23
  Certain Transactions and Relationships..................................   23
  Other Business..........................................................   23
  Stockholder Proposals and Nominations...................................   23
  Summary Annual Report and Form 10-K.....................................   24

CONSOLIDATED FINANCIAL STATEMENTS AND MANAGEMENT'S
 DISCUSSION AND ANALYSIS..................................................  A-1
  Management's Discussion and Analysis....................................  A-1
  Consolidated Financial Statements....................................... A-12
  Notes to Consolidated Financial Statements.............................. A-16
  Responsibility for Financial Statements................................. A-33
  Report of Independent Public Accountants................................ A-34
  Eleven-Year Consolidated Financial Summary.............................. A-35

               [LOGO OF HERSHEY FOODS CORPORATION APPEARS HERE]


                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                      on

                                April 27, 1999

                               ----------------

  The Annual Meeting of Stockholders of HERSHEY FOODS CORPORATION will be held at 2:00 p.m. on April 27, 1999 at The Hershey Lodge & Convention Center, West Chocolate Avenue and University Drive, Hershey, Pennsylvania for the following purposes:

  (1) To elect eleven directors;

  (2) To approve the appointment of Arthur Andersen LLP as the Corporation's independent public accountants for 1999; and

  (3) To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

  In accordance with the By-Laws and action of the Board of Directors, stockholders of record at the close of business on March 1, 1999 will be entitled to notice of, and to vote at, the meeting and any and all adjournments thereof.

                                          By order of the Board of Directors,


                                                 Robert M. Reese
                                             Senior Vice President,
                                         General Counsel and Secretary

March 15, 1999

  Kindly mark, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope whether or not you plan to attend the meeting in person, or if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone.

                       ---------------------------------

                                PROXY STATEMENT

                       ---------------------------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HERSHEY FOODS CORPORATION, a Delaware corporation (the "Corporation" or "Hershey Foods"), for use at the Annual Meeting of Stockholders which will be held at 2:00 p.m., Tuesday, April 27, 1999 at The Hershey Lodge & Convention Center, West Chocolate Avenue and University Drive, Hershey, Pennsylvania, and at any and all adjournments of that meeting. This Proxy Statement and the enclosed proxy card are being sent to stockholders on or about March 15, 1999. The Corporation's principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033.

  Shares represented by properly voted proxies received by the Corporation at or prior to the meeting will be voted according to the instructions indicated by such proxies. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented FOR the election of the nominees for director named in this Proxy Statement and FOR approval of the appointment of Arthur Andersen LLP as the Corporation's independent public accountants for 1999. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their best judgment.

                     Proposal No. 1--ELECTION OF DIRECTORS

  Eleven directors are to be elected at the meeting, each to serve until the next annual meeting and until his or her successor shall have been elected and qualified. Each of the nominees named in the following pages is currently a member of the Board of Directors. Mr. Vincent A. Sarni, currently a director, will be retiring from the Board as of the Annual Meeting of Stockholders on April 27, 1999, having reached the mandatory retirement age of 70. Pursuant to the Corporation's Certificate and By-Laws, one-sixth of the directors, which presently equates to two directors, is to be elected by the Corporation's Common Stock, one dollar par value, ("Common Stock") voting separately as a class. The two nominees receiving the greatest number of votes of the Common Stock voting separately as a class will be elected. Messrs. Mackey J. McDonald and Allan Z. Loren have been nominated by the Board of Directors for the two positions to be elected separately by the Common Stock. The remaining nine individuals listed have been nominated by the Board of Directors for the nine positions to be elected by the holders of the Common Stock and the Corporation's Class B Common Stock, one dollar par value, ("Class B Stock") voting together without regard to class. The nine nominees receiving the greatest number of votes of the Common Stock and Class B Stock voting together will be elected. In case any of the nominees should become unavailable for election for any reason not presently known or contemplated, the persons named on the proxy card will have discretionary authority to vote pursuant to the proxy for a substitute.

[PHOTO OF        WILLIAM H. ALEXANDER, age 57, is Administrator of the Family
WILLIAM H.       Business Program, The Wharton School of the University of
ALEXANDER        Pennsylvania, Philadelphia, Pennsylvania. Previously, he was
APPEARS HERE]    with H. B. Alexander Enterprises, Inc. and held a number of management positions, including Vice President and General
                 Manager, President and Chairman. A Hershey Foods director since 1995, he is a member of the Committee on Directors and Corporate Governance.

                               ----------------

[PHOTO OF        ROBERT H. CAMPBELL, age 61, is Chairman of the Board and
ROBERT H.        Chief Executive Officer, Sunoco, Inc., Philadelphia,
CAMPBELL         Pennsylvania, a petroleum refiner and marketer. He has been
APPEARS HERE]    Chief Executive Officer since 1991, Chairman of the Board
                 since 1992 and has been a Director of Sunoco, Inc. since
                 1988. A Hershey Foods director since 1995, he chairs the Compensation and Executive Organization Committee and is a member of the Audit Committee. He is also a director of CIGNA
                 Corporation.

                               ----------------

[PHOTO OF        DR. C. McCOLLISTER EVARTS, age 67, is Senior Vice President
DR. C.           for Health Affairs, Dean of the College of Medicine, and
McCOLLISTER      Professor of Orthopaedics, The Pennsylvania State University,
EVARTS           College of Medicine and University Hospitals, The Milton S.
APPEARS HERE]    Hershey Medical Center, Hershey, Pennsylvania. He is also the
                 President and Chief Academic Officer of the Penn State
                 Geisinger Health System. He serves on the Board of Directors of Carpenter Technology Corporation. A Hershey Foods director since 1996, he is a member of the Compensation and Executive
                 Organization Committee.

                               ----------------

[PHOTO OF        BONNIE GUITON HILL, age 57, is President and Chief Executive
BONNIE           Officer of The Times Mirror Foundation; Vice President of The
GUITON HILL      Times Mirror Company, a news and information company; and
APPEARS HERE]    Senior Vice President, Communications and Public Affairs, The
                 Los Angeles Times, Los Angeles, California. Previously she was Dean, McIntire School of Commerce, University of
                 Virginia. A Hershey Foods director since 1993, she chairs the Audit Committee. She is also a director of AK Steel
                 Corporation, Louisiana-Pacific Corporation, and Niagara
                 Mohawk Power Corporation.

                               ----------------

[PHOTO OF        JOHN C. JAMISON, age 64, is Chairman of the Board, Mallardee
JOHN C. JAMISON  Associates, a privately-held corporate financial services
APPEARS HERE]    firm, Williamsburg, Virginia. A Hershey Foods director since
                 1974, he is a member of the Committee on Directors and Corporate Governance. He is also a director of Richfood
                 Holdings, Inc.

                               ----------------

[PHOTO OF        ALLAN Z. LOREN, age 60, is Executive Vice President and Chief
ALLAN Z. LOREN   Information Officer of American Express Company, New York, a
APPEARS HERE]    travel and financial services company. Prior to joining
                 American Express in 1994, he was President and Chief
                 Executive Officer of Galileo International and previously was a senior executive at Apple Computer. A Hershey Foods director since 1999, he is also a director of Reynolds &
                 Reynolds and the Venator Group. He has been nominated for election by the Common Stock as a class.


                               ----------------

[PHOTO OF        MACKEY J. McDONALD, age 52, is Chairman of the Board,
MACKEY J.        President and Chief Executive Officer of VF Corporation,
MCDONALD         Greensboro, North Carolina, an international apparel company.
APPEARS HERE]    He was elected Chairman of the Board of VF Corporation in
                 1998. He had been Chief Executive Officer since 1996 and
                 President since 1993. He is also a director of First Union
                 Corporation. A Hershey Foods director since 1996, he is a member of the Audit Committee and the Compensation and Executive Organization Committee. He has been nominated for election by the Common Stock as a class.


                               ----------------

[PHOTO OF        MICHAEL F. PASQUALE, age 51, is Senior Vice President,
MICHAEL F.       Confectionery and Grocery, Hershey Foods Corporation. He
PASQUALE         served as President, Hershey Chocolate U.S.A. and President,
APPEARS HERE]    Hershey Chocolate North America, from 1994 through 1998. A director of the Corporation since 1999, he serves as a member of the Executive Committee. He is also a director of Minerals
                 Technologies, Inc.


                               ----------------

[PHOTO OF        JOHN M. PIETRUSKI, age 66, is Chairman of the Board of Texas
JOHN M.          Biotechnology Corporation, Houston, Texas, a pharmaceutical
PIETRUSKI        research and development company. A Hershey Foods director
APPEARS HERE]    since 1987, he is a member of the Audit Committee and the
                 Committee on Directors and Corporate Governance. Mr.
                 Pietruski is also a director of GPU, Inc., Lincoln National
                 Corporation, and Professional Detailing Inc.

[PHOTO OF        JOSEPH P. VIVIANO, age 60, is Vice Chairman of the Board,
JOSEPH P.        Hershey Foods Corporation. He was President and Chief
VIVIANO          Operating Officer, Hershey Foods Corporation, from 1994
APPEARS HERE]    through 1998. A director of the Corporation since 1986, he serves as a member of the Executive Committee. He is also a director of Chesapeake Corporation, Harsco Corporation and
                 Huffy Corporation.

                               ----------------

[PHOTO OF        KENNETH L. WOLFE, age 60, is Chairman of the Board and Chief
KENNETH L.       Executive Officer, Hershey Foods Corporation. He was elected
WOLFE APPEARS    President and Chief Operating Officer in 1985 and has served
HERE]            in his current positions since 1994. A director of the
                 Corporation since 1984, he chairs the Executive Committee and serves as a member of the Committee on Directors and Corporate Governance. He is also a director of Bausch & Lomb
                 Inc. and Carpenter Technology Corporation.

  The Board of Directors recommends a vote FOR the director nominees listed above, and proxies which are returned will be so voted unless otherwise instructed.

                               BOARD COMMITTEES

  The Board of Directors has four standing committees. These are the Audit Committee, the Committee on Directors and Corporate Governance, the Compensation and Executive Organization Committee, and the Executive Committee. In addition to the four standing committees, from time to time the Board establishes committees of limited duration for special purposes.

Audit Committee                                              3 meetings in 1998

Members:                   Bonnie Guiton Hill (Chair)
                           Robert H. Campbell
                           Mackey J. McDonald
                           John M. Pietruski

Responsibilities:          Recommends the appointment of the Corporation's
                           independent public accountants;

                           Reviews the scope and results of the annual audit of the independent public accountants and the Corporation's internal auditors;

                           Reviews non-audit professional services provided by the independent public accountants;

                           Reviews with management and the independent public accountants the Corporation's system of internal accounting controls;

                           Reviews compliance by the Corporation and its employees with laws and regulations applicable to the Corporation's business and with the Corporation's Code of Ethical Business Conduct; and

                           Reviews the activities and recommendations of the Corporation's Internal Audit Department.

Committee on Directors and Corporate Governance              4 meetings in 1998

Members:                   Vincent A. Sarni (Chair)
                           William H. Alexander
                           John C. Jamison
                           John M. Pietruski
                           Kenneth L. Wolfe

Responsibilities:          Reviews and makes recommendations on the
                           composition of the Board and its committees;

                           Evaluates and recommends candidates for election to the Board;

                           Administers the Directors' Compensation Plan; and

                           Reviews and makes recommendations to the full Board on corporate governance matters and the Board's corporate governance policies.

  The Committee will consider nominees recommended by stockholders. Such recommendations should be sent to the Secretary of the Corporation, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810, and should include the proposed nominee's name, address and biographical information.

                               ----------------

Compensation and Executive Organization Committee            5 meetings in 1998

Members:                   Robert H. Campbell (Chair)
                           C. McCollister Evarts, M.D.
                           Mackey J. McDonald
                           Vincent A. Sarni

Responsibilities:          Establishes the salaries of the Corporation's
                           elected officers;

                           Grants performance stock units, stock options and other rights under the Corporation's Key Employee Incentive Plan ("KEIP");

                           Establishes target-award levels and makes awards under the Annual Incentive Program and the Long-Term Incentive Program of the KEIP;

                           Administers the KEIP, the Employee Benefits
                           Protection Plan, and the Supplemental Executive Retirement Plan;

                           Monitors compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests;

                           Reviews the executive organization of the Corporation; and

                           Monitors the development of personnel available to fill key management positions as part of the succession planning process.

Executive Committee                                          8 meetings in 1998

Members:                   Kenneth L. Wolfe (Chair)
                           Joseph P. Viviano

Responsibilities:          Reviews and recommends to the full Board for
                           approval major capital projects and expenditures.

                           Oversees the administration of and revisions to the Corporation's retirement and welfare benefit plans, including the pension plans covered by the Employee Retirement Income Security Act of 1974.

                             DIRECTORS' ATTENDANCE

  There were 7 regular meetings of the Board of Directors during 1998. No director attended less than 82% of the sum of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during 1998. Average attendance for all of these meetings equaled 97%.

                            DIRECTORS' COMPENSATION

           Annual Retainer                         $42,500
               -------------------------------------------
           Annual Retainer for Committee Chairs    $ 3,000
               -------------------------------------------
           Board Attendance Fee (per meeting)      $ 1,500
               -------------------------------------------
           Committee Attendance Fee (per meeting)  $ 1,000

  Directors who are employees of the Corporation receive no remuneration for their services as directors.

  One-third of the annual retainer must be paid in Common Stock. The remainder may be taken in cash or Common Stock (meeting and chair fees are payable in cash only). A director may also defer receipt of the retainer and meeting fees until their retirement as a director.

  All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees and for minor incidental expenses incurred in connection with performance of directors' services. In addition, directors are provided with travel accident insurance while traveling on the Corporation's business; receive the same discounts as employees on the purchase of the Corporation's products; and are eligible to participate in the Corporation's Higher Education Gift Matching Program.

  The Corporation maintains a Directors' Charitable Award Program for individuals who became directors prior to December 31, 1996. This program is a self-funded life insurance program on the directors and funds charitable donations by the Corporation to educational institutions designated by the directors. The amount of the donation varies according to the director's length of service as a director, up to a maximum donation of $1,000,000 after five years of service. Seven current directors and ten retired directors participate in the program. The amount of the charitable donation per current participating director is $1,000,000, except for Mr. Alexander, Mr. Campbell, Dr. Evarts and Mr. McDonald for whom the current amount is $600,000, because of their shorter length of service as directors.

                    Proposal No. 2--APPOINTMENT OF AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants of the Corporation for the year ending December 31, 1999. Although not required to do so, the Board of Directors is submitting the appointment of that firm for approval at the Annual Meeting. Arthur Andersen LLP has audited the Corporation's financial statements since 1927 and is considered to be well qualified. If the appointment is not approved, the Board of Directors will reconsider its appointment. Representatives of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement if they so desire and will be available to respond to questions.

  The affirmative vote of a majority of the votes represented at the meeting in person or by proxy of the Common Stock and Class B Stock voting together without regard to class is required for approval of the appointment of auditors.

  The Board of Directors recommends a vote FOR Proposal No. 2, and proxies which are returned will be so voted unless a contrary vote is designated.

                               VOTING SECURITIES

  The Corporation has shares of two classes of stock outstanding, Common Stock and Class B Stock. At the close of business on March 1, 1999, the record date for the Annual Meeting, there were outstanding 109,262,899 shares of Common Stock, and 30,446,908 shares of Class B Stock, all of which are entitled to vote. Holders of record of the Corporation's Common Stock on March 1, 1999 will be entitled to cast one vote for each share held, and holders of record of the Class B Stock on March 1, 1999 will be entitled to cast ten votes for each share held. The Common Stock is entitled to cash dividends 10% higher than those declared on the Class B Stock.

  According to the Corporation's By-Laws, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast of the outstanding Common Stock and Class B Stock, respectively, shall constitute quorums for matters to be voted on separately by the Common Stock as a class and the Class B Stock as a class. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the combined outstanding shares of the Common Stock and the Class B Stock shall constitute a quorum for matters to be voted on without regard to class.

  The vote required for approval of any matter which may be the subject of a vote of the stockholders is provided for in the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), and By-Laws. The specific vote requirements for the proposals being submitted to a stockholder vote at this year's Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

  Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (broker non-votes), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

  As of March 1, 1999, stockholders noted in the following table owned the indicated number of shares of the Corporation's Common Stock (including Common Stock equivalent shares) and Class B Stock. Unless otherwise indicated in a footnote, the individuals listed below have voting and disposition power over the shares indicated. The voting and disposition power over the shares held by the Milton Hershey School and School Trust and the Hershey Trust Company are as indicated in the section entitled "Description of the Milton Hershey School Trust and Hershey Trust Company."


                                                         Deferred  Percent            Percent
                                                         Perform.    of     Class B     of
                              Common     Common Stock     Stock    Common    Common   Class B
           Holder           Stock(/1/) Equivalents(/2/) Units(/3/)  Stock    Stock     Stock
---------------------------------------------------------------------------------------------
  Milton Hershey School
   Trust Hershey, PA(/4/)   12,276,671                              11.2%  30,306,006  99.5%
  Hershey Trust
   Company
   Hershey, PA(/4/)
---------------------------------------------------------------------------------------------
  Hershey Trust
   Company(/4/)                666,187                                **
---------------------------------------------------------------------------------------------
  W. H. Alexander*(/5/)          2,636       2,027                    **
---------------------------------------------------------------------------------------------
  R. H. Campbell*                1,055       3,471                    **
---------------------------------------------------------------------------------------------
  J. F. Carr                     6,341                    20,682      **
---------------------------------------------------------------------------------------------
  W. F. Christ                  32,279                    24,412      **
---------------------------------------------------------------------------------------------
  C. M. Evarts, M.D.*              670       1,293                    **
---------------------------------------------------------------------------------------------
  B. Guiton Hill*(/6/)           1,194       1,560                    **
---------------------------------------------------------------------------------------------
  J. C. Jamison*                10,800       4,557                    **
---------------------------------------------------------------------------------------------
  A. Z. Loren*                     100                                **
---------------------------------------------------------------------------------------------
  M. J. McDonald*                  400       1,427                    **
---------------------------------------------------------------------------------------------
  M. F. Pasquale*               58,548                     8,404      **
---------------------------------------------------------------------------------------------
  J. M. Pietruski*               4,800       4,525                    **
---------------------------------------------------------------------------------------------
  V. A. Sarni*                   4,288       2,413                    **
---------------------------------------------------------------------------------------------
  J. P. Viviano*                95,641                    30,126      **
---------------------------------------------------------------------------------------------
  K. L. Wolfe*                 133,231                    10,026      **
---------------------------------------------------------------------------------------------
  All directors and
   executive officers as a
   group (17 persons)          392,693      21,273       106,743

--------
 * Director
** Less than 1%

  (/1/) The executive officers listed above also hold the following number of stock options which are exercisable as of March 1, 1999:

                                                Number of
            Person                               Shares
            ------                              ---------
            J. F. Carr.........................   56,800
            W. F. Christ.......................   76,800
            M. F. Pasquale.....................  109,250
            J. P. Viviano......................  172,650
            K. L. Wolfe........................  257,000
            Executive Officers as a Group......  724,300

  (/2/) These are Common Stock units credited under the Directors' Compensation
        Plan. The shares are fully vested and may be paid out in Common Stock shares upon the expiration of the deferral period.

  (/3/) These units are Common Stock equivalents which are deferred under the Corporation's Key Employee Incentive Plan. These units may be paid in full or in part in Common Stock and are fully vested.

  (/4/) See "Description of the Milton Hershey School Trust and Hershey Trust
        Company" for further information on the voting of these securities.

  (/5/) Includes 1,236 shares held in trust for which Mr. Alexander is trustee.

  (/6/) Includes 150 shares held in trust by Ms. Guiton Hill's husband.

Description of the Milton Hershey School Trust and Hershey Trust Company

  Milton Hershey School, a non-profit school for the full-time care and education of disadvantaged children located in Hershey, Pennsylvania, is the sole beneficiary of the trust established by Milton S. and Catherine S. Hershey in 1909. Investment decisions with respect to securities held by Hershey Trust Company, as Trustee for the benefit of Milton Hershey School ("Milton Hershey School Trust"), are made by the Board of Directors of Hershey Trust Company, as Trustee, with the approval of the Board of Managers (governing body) of Milton Hershey School. Decisions regarding the voting of such securities are made by the Board of Directors of Hershey Trust Company, as Trustee for the benefit of Milton Hershey School. The Milton Hershey School Trust will be entitled to cast 12,276,671 of the total 109,262,899 votes, or 11.2%, entitled to be cast on matters required to be voted on separately by the holders of the Common Stock, and 315,336,731 of the total 413,731,979 votes, or 76.2%, entitled to be cast by the holders of the Common Stock and the Class B Stock voting together on matters to be voted on without regard to class.

  Hershey Trust Company is a state-chartered trust company and holds 389,187 shares of the Corporation's Common Stock in its capacity as institutional fiduciary for 65 estates and trusts unrelated to the Milton Hershey School Trust. The Hershey Trust Company also holds 277,000 shares of Common Stock as investments. Investment decisions and decisions with respect to voting of securities held by Hershey Trust Company as institutional fiduciary and as investments are made by the Board of Directors or management of Hershey Trust Company.

  Hershey Trust Company, as Trustee for the benefit of Milton Hershey School, as fiduciary of the above-noted individual trusts and estates, and as direct owner of investment shares, will be entitled to vote 12,942,858 shares of Common Stock and 30,306,006 shares of Class B Stock at the meeting.

  Pursuant to the Corporation's Certificate, all holders of Class B Stock, including the Milton Hershey School Trust, are entitled to convert any or all of their Class B Stock shares into shares of Common Stock at any time on a share-for-share basis. In the event the Milton Hershey School Trust ceases to hold more than 50% of the outstanding shares of the Class B Stock and at least 15% of the total outstanding shares of both the Common Stock and Class B Stock, all shares of the Class B Stock will automatically be converted into shares of the Common Stock on a share-for-share basis. The Corporation's Certificate requires the approval of the Milton Hershey School Trust prior to the Corporation issuing shares of Common Stock or undertaking any other action which would cause the Milton Hershey School Trust to cease having voting control of the Corporation.

  All of the outstanding shares of Hershey Trust Company are owned by the Milton Hershey School Trust. The members of the Board of Managers of Milton Hershey School are appointed by and from the Board of Directors of Hershey Trust Company. There are eighteen members of the Board of Directors of Hershey Trust Company and of the Board of Managers of Milton Hershey School, including William H. Alexander and Dr. C. McCollister Evarts, who are also members of the Board of Directors of the Corporation, and Kenneth L. Wolfe, who is also a director and Chairman of the Board and Chief Executive Officer of the Corporation. Dr. Evarts is also Chair of the Board of Directors of Hershey Trust Company and of the Board of Managers of Milton Hershey School. Directors of Hershey Trust Company and members of the Milton Hershey School Board of Managers individually are not considered to be beneficial owners of the Corporation's shares of Common Stock or Class B Stock held by the Milton Hershey School Trust.

                          1998 EXECUTIVE COMPENSATION

           Compensation and Executive Organization Committee Report
                           on Executive Compensation

  The Compensation and Executive Organization Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors, and is responsible for the establishment and oversight of the Corporation's executive compensation program.

Executive Compensation Philosophy

  The Corporation's executive compensation program is designed to meet the following objectives:

    To connect the interests of the executive officers with corporate performance and the interests of stockholders;

    To attract, retain and motivate executive talent;

    To assure that a significant portion of the executive officers' total compensation is dependent upon the appreciation of the Corporation's Common Stock; and

    To provide a balanced total compensation package that recognizes the individual contributions of the executive officers and the overall business results of the Corporation.

  Each year the Committee conducts a full review of the Corporation's executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Corporation's performance and its executive compensation in the context of the compensation programs of other companies. This review is performed periodically with the assistance of an independent outside consultant whose services are retained by the Corporation. The Committee reserves the right to select and/or meet independently with any consultant at its discretion. This annual review includes analyzing survey data comparing the competitiveness of the Corporation's executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of companies representing the Corporation's most direct food industry competitors for executive talent. The Committee also considers compensation data compiled from surveys of a broader group of general industry companies, some of which are from the food industry. In the performance graph on page 21, the Corporation's performance is compared to the Standard and

Poor's Food Group Index. The peer group considered relevant for the Corporation's compensation comparison purposes does not include all of the companies in the Food Group Index as compensation data on all such companies is not readily available. Also, the peer group includes some companies that are not in this index because the Corporation selects those companies it believes to be the most relevant and direct competitors for executive talent. The Committee reviews which peer companies are selected for compensation analysis.

  In the review of survey data, a statistical process involving regression analysis is used to determine competitive compensation levels. This approach adjusts compensation levels for factors such as net sales, return on equity, and time in position within the organization in determining predicted values or "going rates" within the marketplace for each element of compensation. The Corporation targets total compensation "at or above" such "going rates."

  As a result of this review and other considerations, the Corporation took several actions throughout 1998 to adjust the executive compensation program described herein. First, the survey results reviewed by the Committee showed that over the past three years there has been a shortfall, versus competitive peer group companies, in the long-term portion of the Corporation's executive compensation program. To address this shortfall, the Committee made a supplemental grant of stock options in February to key executives of the Corporation. The Corporation's Supplemental Executive Retirement Program was amended to revise the interest rate and mortality factors used to calculate lump sum payments under the plan and to require participants to give advance notice of their retirement in order to receive a lump sum distribution. Finally, the Corporation's Key Employee Incentive Plan ("Incentive Plan") was amended to increase the authorized number of shares.

  The Committee believes the holding of significant equity interests in the Corporation by management aligns the interests of stockholders and management. Through the programs described in this report, a very significant portion of each executive officer's total compensation is linked directly to individual and corporate performance and stock price appreciation.

  The key elements of the Corporation's executive compensation program consist of base salary, an annual cash incentive program, and a long-term incentive program consisting of performance stock units and stock options. Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of the stockholders. The Corporation's executive compensation program is intended to reward achievement of both short-term and long-term business goals. To ensure proper balance in the achievement of these business objectives, the incentive program places greater dollars at risk in long-term incentives compared to short-term incentives. The long-term incentive program is especially designed to assure that the Corporation's executive officers have a significant portion of their total compensation tied to factors which affect the performance of the Corporation's Common Stock.

  The Committee determined the total compensation of K. L. Wolfe, Chairman of the Board and Chief Executive Officer, and it reviewed and approved the total compensation of the most highly-compensated executive officers, including the individuals whose compensation is detailed in this Proxy Statement. This is designed to ensure consistency throughout the executive compensation program.

  The Committee's policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to Mr. Wolfe, are discussed below. While the elements of compensation are described separately below, the Committee considers the total compensation package afforded by the Corporation when determining each component of the executive officer's compensation, including pension benefits, supplemental retirement benefits, insurance and other benefits.

Base Salaries

  Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies.

  Salary reviews are conducted annually and salary adjustments are made based upon the performance of the Corporation and of each executive officer and their position in the applicable salary grade. The Committee considers both financial and, where appropriate, non-financial performance measures in making salary adjustments. Base salaries for executive officers and all other salaried employees are set within salary ranges established for the position as determined through the annual competitive salary surveys described above. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered.

  With respect to the base salary granted to Mr. Wolfe in 1998, the Committee made a favorable assessment of the Corporation's actual business results versus plan goals and the results achieved by Mr. Wolfe on various objectives the Committee established in 1997. The Committee also considered Mr. Wolfe's relative position in his salary grade. Based on these factors, the Committee increased Mr. Wolfe's salary by $75,000, an 11.4 % increase.

Annual Incentive Program

  The Corporation's executive officers, as well as other key management and professional employees, are eligible for an annual cash incentive award under the Annual Incentive Program ("AIP") of the Incentive Plan. Participating executive officers are eligible to earn individual awards expressed as a percentage of base salary.

  The final award is the product of the executive officer's base salary, the applicable target percentage, a corporate or business unit performance score and an individual performance score. Individual and short-term (annual) corporate and business unit performance objectives are established at the beginning of each year by the Committee. For executive officers at the corporate level, the performance objectives for AIP award payments for 1998 were based on financial measures including earnings per share, economic value added, free cash flow and the results of the implementation of an enterprise-wide information system. For executive officers at the business unit and shared service level, the performance objectives for 1998 were varying combinations of consolidated earnings per share, economic value added, free cash flow, business unit operating income and various sales growth and market share objectives. Adjustments are made to the performance results, if necessary, to take into account extraordinary or unusual items occurring during the performance year. Since the final award is the product of the factors described above, the corporate or business unit performance and individual performance scores are given equal weight in the formula. Performance scores in excess of the objectives for financial measures and/or individual performance expectations may result in the individual executive officer receiving more than his/her target percentage. The maximum corporate or business unit performance score for a plan participant is 175%. The maximum score on the individual performance score is 120%. The applicable individual performance score for the Chairman of the Board and Chief Executive Officer and Vice Chairman is 120% with the Committee having discretion to adjust this percentage downward. Guidelines have been established which in certain instances limit the personal performance score in relationship to the corporate or business unit scores. The range of the target percentages of base salary used in 1998 for annual cash incentive awards for executive officers was 25% to 60%, with the highest rate of 60% applicable only to Mr. Wolfe.

  No annual cash incentive awards are granted unless a specific corporate performance level is achieved. This performance level is defined as the minimum rate of return which average total invested capital must earn before any awards are paid. This is designed with the stockholders' interest in mind by assuring the Corporation achieves certain profitability levels before any executive is granted an annual incentive award.

  In 1998, corporate-level participants (which included Mr. Wolfe) in the AIP partially achieved the corporate performance objectives set for earnings per share, free cash flow, economic value added and implementation of the enterprise-wide information system. Based on these results, Mr. Wolfe was awarded a 1998 annual cash incentive award of $359,944.

Long-Term Incentive Program--Performance Stock Units

  Performance stock units (PSUs) were contingently granted in 1998 under the Incentive Plan to members of the Corporation's senior executive group most in a position to affect the Corporation's long-term results (a combined total of 22 individuals in 1998). PSU grants are based upon a percent of the executive's annual salary. PSUs are granted every year and are earned based on the Corporation's performance over a three-year cycle. Each year begins a new three-year cycle. Provided the Corporation has achieved the established performance objectives at the end of the three-year cycle, a payment is made, either in stock, cash or a combination of both, based on the market value of the shares at the end of the cycle. In determining whether performance objectives have been achieved, specified adjustments established by the Committee can be made to the corporate performance to take into account extraordinary or unusual items occurring during the performance cycle. Payment may be deferred to a later date at the election of the executive. The value of each of the PSUs is tied to corporate performance (in determining what percentage of shares are earned) and stock price appreciation. The established performance measures are earnings per share, economic value added and cumulative free cash flow. The performance scores can range from 0% to 150%.

  The Corporation has minimum stockholding guidelines for its executive officers and certain other key managerial and professional employees of the Corporation which require these individuals to accumulate gradually over time shares of Common Stock and/or deferred PSUs. The value equivalent of the shares which must be acquired and held is equal to a multiple of the individual's base salary. Minimum stockholding requirements for executive officers range from three to five times base salary. If the minimum has not been met, the executive officer is required to take the PSU award in Common Stock (net of withholding taxes) or deferred PSUs. For Mr. Wolfe, the applicable multiple in 1998 was five times his base salary.

  In January 1996, each eligible member of the senior executive group was granted PSUs having a value at the time of grant equal to a percentage of their annual salary. This percentage was determined by the Committee based on the recommendation of senior management and competitive survey information. The performance objectives established for the grant for earnings per share, return on net assets and cumulative free cash flow were exceeded for the period ended December 31, 1998. Accordingly, Mr. Wolfe's award was valued at $1,456,946 based on the December 1998 average value of the PSUs from the 1996 grant.

  In January 1998, eligible members of the senior executive group were granted new contingent PSUs. The grants were consistent with past practices. The "Long-Term Incentive Program Performance Stock Unit Awards in Year Ended-- December 31, 1998" table in this Proxy Statement provides additional information regarding these grants for the five most highly-compensated executive officers.

Long-Term Incentive Program--Stock Options

  Under the Incentive Plan, stock options are periodically granted to the Corporation's senior executive group as well as to other key management and professional employees. Stock options entitle the holder to purchase during a specified time period a fixed number of shares of Common Stock at a set price.

  The Committee sets guidelines for the number of stock options to be granted based on competitive compensation data gathered from survey information discussed above. The number of stock options granted is a function of the employee's base pay, stock option multiples for the employee's grade level and the imputed value of the option. The Committee also takes into account management's recommendations regarding the number of options to be awarded to specific employees as well as competitive pay practices within the food industry and the amount of options outstanding or previously granted. While stock options have been granted annually to members of the senior executive group, the Committee can elect not to grant stock options in a given year. Stock option recipients other than the senior executive group (over 500 key employees) generally receive stock option grants every two years.

  Minimum stockholding requirements are applicable to stock options granted after 1995. If the minimums are not satisfied, an individual can receive only one-half of the after-tax profit from the option exercise in cash. The remaining one-half of the profit must be retained in Common Stock. Minimum stockholding requirements range from one to five times base salary. For Mr. Wolfe, the applicable multiple in 1998 was five times his base salary.

  Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with a ten-year term and an exercise price equal to the closing market price of the Common Stock on the day preceding the date of grant. Starting in 1997, options granted to the senior executive group have a two-year vesting requirement similar to that already applicable to the non-senior management group receiving options. This approach is designed as an incentive for future performance by the creation of stockholder value over the long-term since the benefit of the stock options cannot be realized unless stock price appreciation occurs.

  In 1998, Mr. Wolfe received options to purchase 42,000 shares of Common Stock with an exercise price of $61.50 per share and 15,000 shares of Common Stock with an exercise price of $63.6875, the closing market price on the day preceding the grants.

Policy Regarding Tax Deductibility of Executive Compensation

  Section 162(m) of the Internal Revenue Code of 1986 (the "Code") provides that publicly-held companies may be limited in deducting certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly-compensated officers. The Committee has considered the effect of
Section 162(m) of the Code on the Corporation's executive compensation program to develop its policy with respect to the deductibility of the Corporation's executive compensation. It is the Committee's position that in administering the "performance based" portion of the Corporation's executive compensation program, it will attempt to comply with the requirements of Section 162(m). However, the Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive's performance and that the total compensation system for executive officers should be managed in accordance with the objectives outlined in the "Executive Compensation Philosophy" section of this report and in the best overall interest of the Corporation's stockholders. Should compliance with Section 162(m) conflict with the "Executive Compensation Philosophy" or with what the Committee believes to be in the best interest of the stockholders, the Committee will act in accordance with the Philosophy and in the best interest of the stockholders, notwithstanding the effect of such action on deductibility for any given year. However, to assure that the Corporation does not lose deductions for compensation paid, the Committee has adopted a deferral policy requiring the executive to defer receipt of any compensation in excess of $1 million that is not deductible in any given year to the year in which such compensation would be deductible by the Corporation.

Conclusion

  In 1998, as in previous years, a substantial portion of the Corporation's executive compensation consisted of performance-based variable elements. In the case of Mr. Wolfe, approximately 71% of his 1998 total compensation consisted of performance-based variable elements, without including stock options in the computation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

           SUBMITTED BY THE COMPENSATION AND EXECUTIVE ORGANIZATION
              COMMITTEE OF THE CORPORATION'S BOARD OF DIRECTORS:

Robert H. Campbell, Chairman   C. McCollister Evarts, M.D.  Mackey J. McDonald
Vincent A. Sarni

Summary of Cash and Certain Other Compensation

  The following table shows for the fiscal years ending December 31, 1998, 1997 and 1996 the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each of the five most highly-compensated executive officers of the Corporation.

                          Summary Compensation Table


                                                            Long-Term
                                Annual Compensation       Compensation
-----------------------------------------------------------------------------------------
                                                        Stock
          Name and                                      Option LTIP(/3/)  All Other(/4/)
     Principal Position     Year Salary(/1/) Bonus(/2/) Awards  Payouts    Compensation
-----------------------------------------------------------------------------------------
  K. L. Wolfe               1998  $735,000    $359,944  57,000 $1,456,946    $ 4,000
  Chairman and Chief        1997   660,000     778,750  47,500  1,770,640      4,000
  Executive Officer         1996   610,000     787,815  61,000    685,588      3,750
-----------------------------------------------------------------------------------------
  J. P. Viviano             1998  $590,000    $230,642  35,950 $  996,858    $ 4,000
  Vice Chairman             1997   530,000     610,051  32,250  1,211,077      4,000
  of the Board(/5/)         1996   490,000     533,691  41,500    462,282      3,750
-----------------------------------------------------------------------------------------
  M. F. Pasquale            1998  $360,000    $152,280  21,300 $  613,451    $ 4,000
  Senior Vice               1997   340,000     248,710  19,650    761,467      4,000
  President, Confectionery  1996   317,500     254,722  25,500    378,827      3,750
  and Grocery(/6/)
-----------------------------------------------------------------------------------------
  W. F. Christ              1998  $303,000    $118,135  15,350 $  412,162    $54,000(/7/)
  Senior Vice President,    1997   281,000     281,787  13,100    495,412      4,000
  Chief Financial Officer   1996   263,000     237,765  17,000    245,992      3,750
  and Treasurer
-----------------------------------------------------------------------------------------
  J. F. Carr                1998  $236,500    $140,624   8,200 $  277,970    $ 4,000
  Vice President, Research  1997   222,500     196,032   9,200    339,449      4,000
  Services and Special      1996   202,000     168,596  11,600    162,354      3,750
  Operations(/8/)

  --------
  (/1/) This column includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code that were contributed by the executive officer to ESSIOP.

  (/2/) This column represents annual cash incentive awards (paid out or deferred) attributable to services rendered for that year.

  (/3/) This column reports the cash value earned in PSU payouts during each of the last three fiscal years at the end of the following three performance cycles: 1996-98, 1995-97 and 1994-96 under the KEIP which were paid or deferred in the fiscal year immediately following the last year of the respective three-year cycle.

  (/4/) This column includes the Corporation's matching contributions to the individual's ESSIOP account for 1998, 1997 and 1996.

  (/5/) During 1998 Mr. Viviano was President and Chief Operating Officer of the Corporation.

  (/6/) During 1998 Mr. Pasquale was President, Hershey Chocolate North
        America.

  (/7/) Includes a special award approved by the Board of Directors.

  (/8/) During 1998 Mr. Carr was President, Hershey Pasta and Grocery Group.

                  Long-Term Incentive Program--Stock Options

  The following table contains information concerning the grant of stock options under the Key Employee Incentive Plan to the five most highly-compensated executive officers of the Corporation as of the end of the last fiscal year:

              Option Grants for the Year-Ended December 31, 1998


                                                                          Potential Realizable Value at
                                                                          Assumed Annual Rates of Stock
                                                                           Price Appreciation for Stock
                                        Individual Grants                          Option Term
--------------------------------------------------------------------------------------------------------
                          Number of    % of Total
                          Securities    Options
                          Underlying   Granted to  Exercise or
                           Options    Employees in Base Price  Expiration
  Name                   Granted(/1/)  1998(/2/)   ($/Sh)(/3/)    Date       5%(/4/)        10%(/4/)
--------------------------------------------------------------------------------------------------------
  K. L. Wolfe               42,000                  $61.50      1/19/08       $1,624,435      $4,116,637
                            15,000        3.3%      $63.6875    2/03/08          600,791       1,522,522
--------------------------------------------------------------------------------------------------------
  J. P. Viviano             27,950                  $61.50      1/19/08        1,081,023       2,739,524
                             8,000        2.1%      $63.6875    2/03/08          320,422         812,012
--------------------------------------------------------------------------------------------------------
  M. F. Pasquale            15,300                  $61.50      1/19/08          591,758       1,499,632
                             6,000        1.2%      $63.6875    2/03/08          240,316         609,009
--------------------------------------------------------------------------------------------------------
  W. F. Christ              12,350                  $61.50      1/19/08          477,661       1,210,487
                             3,000         *        $63.6875    2/03/08          120,158         304,504
--------------------------------------------------------------------------------------------------------
  J. F. Carr                 7,200                  $61.50      1/19/08          278,475         705,709
                             1,000         *        $63.6875    2/03/08           40,053         101,501
--------------------------------------------------------------------------------------------------------
  All Stockholders(/5/)        N/A        N/A            N/A      N/A     $5,527,504,241 $14,007,781,006

--------
*Less than one percent

  (/1/) All stock options listed in this column are subject to a two-year vesting period and have a ten-year term. The stock options having a $61.50 exercise price were granted on January 19, 1998 and stock options having a $63.6875 price were granted on February 3, 1998 and were granted at a price not less than 100% of the fair market value of the Common Stock on the date of grant determined as the closing price on the business day immediately preceding the date the stock options were granted. All stock options expire at the end of the stock option holder's employment, except in the case of a stock option held by an employee whose employment ends due to retirement, total disability or death, in which instance the employee or his estate may exercise the stock option within five years of the date of retirement, total disability or death (three years for options granted prior to 1997).

  (/2/) In 1998, 501 employees were granted a total of 1,739,050 stock options.

  (/3/) The exercise price may be paid in cash, shares of Common Stock valued at the fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the stock option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Corporation, out of the sales proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

  (/4/) The dollar amounts under these columns for all the individuals are the result of annual appreciation rates for the term of the options (10 years) as required by the Securities and Exchange Commission, and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

  (/5/) For "All Stockholders," the potential realizable value on 142,914,431 shares, the number of outstanding shares of Common Stock and Class B Stock on January 19, 1998, is based on a $61.50 per share price and on February 3, 1998, is based on a $63.6875 per share price (the exercise prices of the 1998 options). The value of the Common Stock and Class B Stock at $61.50 per share was $8,789,237,507 and at $63.6875 per share was $9,101,862,824. If the calculation was based on the share price on February 3, 1998 of $63.6875 the potential realizable value for all stockholders of a 5% appreciation would be $5,724,112,624 and at 10% appreciation would be $14,506,025,249. The amounts listed under these columns for "All Stockholders" are the result of annual appreciation rates for a period of ten years from January 19, 1998 through January 19, 2008 and February 3, 1998 through February 3, 2008. The amounts are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

  The following table sets forth information with respect to the named executives concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year:

          Aggregated Option Exercises in Year-Ended December 31, 1998
                          and Year-End Option Values


                                                      Securities
                                                      Underlying
                                                       Number of         Value of
                                                      Unexercised       Unexercised
                                                      Options at        Options at
                               Shares              12/31/98 (#)(/1/) 12/31/98 ($)(/1/)
--------------------------------------------------------------------------------------
                     Acquired on    Value Realized  Exer-   Unexer-    Exer-   Unexer-
  Name            Exercise (#)(/1/)      ($)       cisable  cisable   cisable  cisable
--------------------------------------------------------------------------------------
  K. L. Wolfe               0         $        0    209,500  104,500 7,420,906 869,031
--------------------------------------------------------------------------------------
  J. P. Viviano        35,000         $1,633,363    140,400   68,200 4,960,700 589,638
--------------------------------------------------------------------------------------
  M. F. Pasquale            0                  0     89,600   40,950 3,177,775 358,078
--------------------------------------------------------------------------------------
  W. F. Christ              0                  0     63,700   28,450 2,278,919 240,197
--------------------------------------------------------------------------------------
  J. F. Carr                0                  0     47,600   17,400 1,717,950 167,675

--------
  (/1/) All of the stock options were granted under the Key Employee Incentive
        Plan. The fair market value of the Common Stock on December 31, 1998, the last trading day of the Corporation's fiscal year, was $62.1875.

             Long-Term Incentive Program--Performance Stock Units

  The following table provides information concerning performance stock unit grants made to the five most highly-compensated executive officers of the Corporation during the last fiscal year under the long-term incentive program portion of the Key Employee Incentive Plan. Payments made under the program for the three-year performance cycle ending December 31, 1998 are reported in the Summary Compensation Table.

                          Long-Term Incentive Program
         Performance Stock Unit Awards in Year-Ended December 31, 1998


                                Performance
                    Number of     or Other
                  Shares, Units Period Until              Estimated Future Payouts
                    or Other     Maturation               ------------------------
       Name        Rights(/1/)   or Payout   Threshold (#)(/2/) Target (#)(/3/) Maximum (#)(/4/)
------------------------------------------------------------------------------------------------
  K. L. Wolfe        10,500       3 years           875             10,500           15,750
------------------------------------------------------------------------------------------------
  J. P. Viviano       7,000       3 years           583              7,000           10,500
------------------------------------------------------------------------------------------------
  M. F. Pasquale      3,850       3 years           321              3,850            5,775
------------------------------------------------------------------------------------------------
  W. F. Christ        3,100       3 years           258              3,100            4,650
------------------------------------------------------------------------------------------------
  J. F. Carr          1,800       3 years           150              1,800            2,700

--------
  (/1/) The PSUs reported in this table were granted on January 19, 1998 for the cycle commencing January 1, 1998 and ending December 31, 2000.

    For purposes of determining the number of grants, the value of each PSU is based on the average of the daily closing prices of the Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the December preceding the new three-year performance cycle.

    The final value of the award is determined based upon three factors. The first is the number of PSUs awarded at the commencement of the three-year cycle. The second factor relates to the performance score as measured against predetermined earnings per share, economic value added and cumulative free cash flow objectives for the 1998-00 three-year cycle. The performance scoring can range from a minimum of 0% to a maximum of 150% achievement. The third factor involves the value per unit which is determined at the conclusion of the three-year cycle.

  (/2/) This column lists the number of shares of Common Stock, the value of which would be payable to the named executives at the threshold achievement level of 8 1/3%. If the achievement level at the end of the three-year cycle is less than this threshold, no payments are made.

  (/3/) This column lists the number of shares of Common Stock, the value of which would be payable to the named executives at the target, or 100% achievement level.

  (/4/) This column lists the number of shares of Common Stock, the value of which would be payable to the named executives at the 150% achievement level.

Performance Graph

  The following graph compares the Corporation's cumulative total stockholder return (Common Stock price appreciation plus dividends, on a reinvested basis) over the last five fiscal years with the Standard and Poor's 500 Index and the Standard and Poor's Food Industry Group Index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        HERSHEY FOODS CORPORATION, S&P 500 INDEX & S&P FOOD GROUP INDEX
  ---------------------------------------------------------------------------

                           [LINE GRAPH APPEARS HERE]

---------------------------------------------------------------------------
                1993    1994    1995    1996    1997    1998
---------------------------------------------------------------------------
HERSHEY         $100    $108    $149    $204    $293    $299

S&P             $100    $111    $153    $189    $251    $323

S&P FOOD        $100    $103    $131    $155    $222    $240
---------------------------------------------------------------------------
*Total return assumes reinvestment of dividends.
 Assumes $100 invested on 12/31/93 in Hershey Common Stock, S&P 500 Index and Food Group Index.


Benefit Protection Arrangements

  In August 1994, the Corporation entered into severance agreements ("Severance Agreements") with the five executive officers named in the Summary Compensation Table and other key management personnel. The terms of these Severance Agreements are consistent with the practices followed by other major public corporations in the U.S. and provide that in the event the executive's employment with the Corporation is terminated without "cause" within two years after a "change in control" of the Corporation, the executive is entitled to certain severance payments and benefits. A "change in control" is defined to include an event in which the Milton Hershey School Trust no longer holds voting control of the Corporation and another party acquires 25% or more of the combined voting power or common equity of the Corporation. Under the terms of the Severance Agreements, upon the executive's termination after a change in control as described above, and in order to assist the executive in transitioning to new employment, the executive generally would be entitled to receive in a lump sum three times the executive's base salary and annual incentive bonus. The executive would also be entitled to continuation of health benefits for such period and reimbursement for federal excise taxes payable (but not for income taxes payable). The executive would also become vested in benefits under existing compensation and benefit programs (including those described in this Executive Compensation section) and would generally be paid such benefits at the time of any such change in control.

  The Milton Hershey School Trust has indicated to the Corporation that it intends to maintain voting control of the Corporation and therefore it is unlikely that the Severance Agreements would be utilized. The Milton Hershey School Trust has also indicated that it, however, accepts the position of the Corporation's Board of Directors that such arrangements are part of the usual and ordinary compensation packages at major public companies and are important to the Corporation's ability to attract and retain key employees.

Pension Plans

  Executive officers are eligible to receive pension benefits payable under the Corporation's qualified defined benefit pension plan ("Pension Plan"), as well as the nonqualified supplemental executive retirement plan that provides benefits in excess of those that may be provided under plans (such as the Pension Plan) that are subject to limitations under the Internal Revenue Code. The combined benefit paid to a participant pursuant to these plans is equal to 55% of that individual's final average compensation. Final average compensation is determined by adding the participant's three years' average of base salary and five years' average annual cash incentive award. The combined amounts paid under the two plans are reduced by any applicable Social Security benefits received, by a specified percentage for each month that retirement occurs before age 60, and by a specified percentage for each year that retirement occurs prior to the individual completing 15 years of service with the Corporation.

  The final average compensation and the estimated credited years of service as of December 31, 1998, respectively, for each of the named executive officers are: K. L. Wolfe, $1,224,584, 29.8 years; J. P. Viviano, $936,405,
30.7 years; M. F. Pasquale, $538,762, 19.4 years; W. F. Christ, $482,672, 28.2 years; and J. F. Carr, $366,680, 24.8 years.

                               VOTING OF PROXIES

  A proxy may be revoked at any time before it is voted at the meeting by submitting to the Secretary of the Corporation a written notice revoking it, by a duly-executed proxy bearing a later date, by a telephone vote cast at a later date, or by voting by ballot at the meeting. Shares held for each participant in the Corporation's Automatic Dividend Reinvestment Service Plan or the Corporation's Employee Savings Stock Investment and Ownership Plan ("ESSIOP") will be voted by the plan trustee as directed by the participant's proxy. If an Automatic Dividend Reinvestment Service Plan participant does not return a proxy, the participant's shares in the plan will not be voted. If an ESSIOP participant does not return a proxy, that participant's shares will be voted by the plan trustee in the same proportion as the final aggregate votes of plan participants actually voting on the matter.

                            SOLICITATION OF PROXIES

  The cost of preparing, assembling and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders will be paid by the Corporation. The Corporation has retained ChaseMellon Shareholder Services to assist in soliciting proxies for a fee of $4,750 plus reimbursement of reasonable out-of-pocket expenses. Additional solicitation by mail, telephone, telecopier or by personal solicitation may be done by directors, officers and regular employees of the Corporation, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Corporation's stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Corporation for their reasonable expenses.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Corporation's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of the Corporation's stock. Copies of these reports must also be furnished to the Corporation. Based on an examination of these reports and on written representations provided to the Corporation, all such reports have been timely filed, except that inadvertently a report was not timely filed in connection with one disposition of the Corporation's Common Stock by Mr. David W. Tacka, Corporate Controller and Chief Accounting Officer.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  During 1998 the Corporation and its subsidiaries had a number of transactions with the Milton Hershey School, with the Milton Hershey School Trust, and with companies owned by the Milton Hershey School Trust, involving the purchase or sale of goods and services. These latter transactions were primarily with Hershey Entertainment & Resorts, an entertainment and resort company based in Hershey, Pennsylvania, and wholly-owned by the Milton Hershey School Trust.

  The aggregate value of sales made during 1998 by the Corporation and its subsidiaries to the Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust, amounted to approximately $850,000. During the year, the Corporation purchased goods and services from these entities in the amount of approximately $2,200,000. These transactions were on terms that the Corporation believes to be no less favorable to the Corporation than those which could have been obtained from other purchasers or vendors.

                                OTHER BUSINESS

  It is not expected that any business other than that set forth in the Notice of Annual Meeting of Stockholders and more specifically described in this Proxy Statement will be brought before the meeting. However, if any other business should properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the meeting.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

  In accordance with the Corporation's By-Laws, stockholders (other than those holding 25% of the outstanding votes entitled to be cast) who do not submit proposals for inclusion in the Proxy Statement but who intend to present a proposal, nomination for director or other business for consideration at any meeting of stockholders, including any Annual Meeting, are required to notify the Secretary of the Corporation of their proposal or nomination and provide other information in advance of such meeting.

  The 2000 Annual Meeting of Stockholders will be held on April 25, 2000. To be eligible for inclusion in the Corporation's Proxy Statement for the 2000 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation by November 15, 1999.

  In accordance with the Corporation's By-Laws, stockholders (other than those holding 25% of the outstanding votes entitled to be cast) who do not submit proposals for inclusion in the Proxy Statement but who intend to present a proposal, nomination for director or other business for consideration at any meeting of stockholders, including any Annual Meeting, are required to notify the Secretary of the Corporation of their proposal or nomination and provide other information in advance of such meeting. Stockholders interested in making proposals at the 2000 Annual Meeting should submit their name and address, their shareholdings, a brief description of the proposal, and any financial or other interest they have in such proposal to the Corporation no later than February 25, 2000.

  In addition, the Corporation's By-Laws require that a stockholder wishing to make a nomination for director at the 2000 Annual Meeting, who does not submit the nomination for inclusion in the Proxy Statement for such meeting, must submit the following information to the Corporation no later than February 25, 2000: name and address, a representation that the stockholder is a holder of record and intends to attend such meeting, a description of any arrangement between the stockholder and the individual planned to be nominated, the nominee's name, address and biographical information, and the consent of the nominee.

  All notices for stockholder proposals and director nominations should be sent to the attention of the Secretary of the Corporation at 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

                      SUMMARY ANNUAL REPORT AND FORM 10-K

  The Corporation will provide without charge to each beneficial owner of its Common Stock and Class B Common Stock, upon such stockholder's request, a copy (without exhibits) of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission. Requests for copies should be addressed to Hershey Foods Corporation, Investor Relations Department, 100 Crystal A Drive, Hershey, PA 17033-0810.

  A copy of the Corporation's Summary Annual Report to Stockholders for the year ended December 31, 1998 accompanies this Proxy Statement. Appendix A to this Proxy Statement containing the Consolidated Financial Statements and Management's Discussion and Analysis comprises a portion of that report. The Summary Annual Report, the Appendix and the Annual Report on Form 10-K are not part of the Corporation's proxy solicitation materials.

                                          By order of the Board of Directors,

                                                Robert M. Reese
                                            Senior Vice President,
                                              General Counsel and
                                                   Secretary

March 15, 1999

  Stockholders who desire to have their stock voted at the meeting are requested to either (1) mark, sign, and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope or (2) follow the telephone voting instructions on the enclosed proxy card. Stockholders may revoke their proxies at any time prior to the meeting and stockholders who are present at the meeting may revoke their proxies and vote, if they so desire, in person.

                                  Appendix A

   Consolidated Financial Statements and Management's Discussion and Analysis

                                                                            Page
                                                                            ----
Management's Discussion and Analysis.......................................  A-1
Consolidated Financial Statements.......................................... A-12
Notes to Consolidated Financial Statements................................. A-16
Responsibility for Financial Statements.................................... A-33
Report of Independent Public Accountants................................... A-34
Eleven-Year Consolidated Financial Summary................................. A-35

                           HERSHEY FOODS CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS

OPERATING RESULTS

  The Corporation achieved record sales and income levels in 1998, following a record performance in 1997. Results over the two-year period reflected a strategic acquisition and several divestitures, along with a significant contribution from the introduction of new confectionery products and solid growth from existing confectionery and grocery brands. Sales increases during the period were offset somewhat by lower sales of pasta products, a higher level of confectionery unsalables and the impact of currency exchange rates in the Canadian and Mexican markets.

  Net sales during the two-year period increased at a compound annual rate of 5% and net income also increased at a compound annual rate of 5%, excluding the loss on disposal of businesses in 1996. The increase in net income over the period reflected the growth in sales, partially offset by lower gross margin and higher selling, marketing and administrative expenses.

  The following acquisition and divestitures occurred during the period:

 . December 1996--The acquisition from an affiliate of Huhtamaki Oy
  (Huhtamaki), the international foods company based in Finland, of Huhtamaki's Leaf North America (Leaf) confectionery operations for $437.2 million, plus the assumption of $17.0 million in debt. In addition, the parties entered into a trademark and technology license agreement under which the Corporation will manufacture and/or market and distribute in North, Central and South America Huhtamaki's confectionery brands including GOOD & PLENTY, HEATH, JOLLY RANCHER, MILK DUDS, PAYDAY and WHOPPERS.

 . December 1998--The announcement that the Corporation had signed a definitive agreement providing for the sale of a 94% majority interest of its U.S.
  pasta business to New World Pasta, LLC. The transaction was completed in January 1999 and included the AMERICAN BEAUTY, IDEAL BY SAN GIORGIO, LIGHT
  'N FLUFFY, MRS. WEISS, P&R, RONZONI, SAN GIORGIO and SKINNER pasta brands along with six manufacturing plants. In the first quarter of 1999, the Corporation received cash proceeds of $450.0 million, retained a 6% minority interest and recorded an after-tax gain of approximately $165.0 million or $1.13 per share--diluted as a result of the transaction.

 . December 1996--The sale to Huhtamaki of the outstanding shares of Gubor
  Holding GmbH (Gubor) and Sperlari S.r.l. (Sperlari). Gubor manufactures and markets high-quality assorted pralines and seasonal chocolate products in Germany, and Sperlari manufactures and markets various confectionery and grocery products in Italy. The sale resulted in an after-tax loss of $35.4 million, since no tax benefit associated with the transaction was recorded. Combined net sales for Gubor and Sperlari were $216.6 million in 1996.

 . January 1996--The sale of the assets of Hershey Canada, Inc.'s PLANTERS nut
  (Planters) business to Johnvince Foods Group and the LIFE SAVERS and BREATH SAVERS hard candy and BEECH-NUT cough drops (Life Savers) business to Beta Brands Inc. Both transactions were part of a restructuring program announced by the Corporation in late 1994.

Net Sales

  Net sales rose $133.4 million or 3% in 1998 and $312.9 million in 1997, an increase of 8%. The increase in 1998 was primarily a result of incremental sales from the introduction of new confectionery products and increased sales volume for existing confectionery and grocery products in North America. These increases were offset somewhat by a decline in sales in the Corporation's Asian and Russian markets and the impact of currency exchange rates in the Canadian and Mexican markets, in addition to higher levels of confectionery unsalables and lower sales of pasta products. The increase in

1997 was primarily due to incremental sales from the Leaf acquisition, increased sales of existing confectionery items and the introduction of new confectionery products. These increases were offset somewhat by lower sales resulting from the divestiture of the Gubor and Sperlari businesses and a decline in sales of pasta and grocery products.

Costs and Expenses

  Cost of sales as a percent of net sales increased from 57.7% in 1996 to 57.9% in 1997, and to 59.2% in 1998. The decrease in gross margin in 1998 was principally the result of higher costs for certain major raw materials, primarily milk and cocoa, labor and overhead, higher shipping and distribution costs and the mix of non-chocolate and chocolate confectionery items sold in 1998 compared to 1997. These cost increases were partially offset by lower costs for certain raw materials and improved manufacturing efficiencies, including significant improvements in plants acquired with the Leaf business. The decrease in gross margin in 1997 was primarily the result of the lower margin associated with the Leaf business and higher costs associated with certain new products and seasonal items, partially offset by lower costs for certain major raw materials, primarily milk and semolina, and the favorable impact of the Gubor and Sperlari divestitures.

  Selling, marketing and administrative costs decreased by 1% in 1998, as reduced marketing expenses for existing brands, lower selling expenses in international markets and lower administrative expenses were only partially offset by higher marketing expenses associated with the introduction of new products. Selling, marketing and administrative expenses increased by 5% in 1997, as a result of incremental expenses associated with the Leaf business and increased marketing expenses related to the introduction of new products, partially offset by decreases resulting from the Gubor and Sperlari divestitures and reduced marketing spending for existing brands.

Interest Expense, Net

  Net interest expense in 1998 exceeded the prior year by $9.4 million, primarily as a result of increased borrowings associated with the purchase of Common Stock from the Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (Milton Hershey School Trust), partially offset by lower interest expense reflecting reduced average short-term borrowings.

  Net interest expense in 1997 was $28.2 million above prior year, primarily as a result of incremental borrowings associated with the Leaf acquisition and the purchase of Common Stock from the Milton Hershey School Trust. Fixed interest expense increased as a result of the issuance of $150 million of 6.95% Notes due 2007 in March 1997 and $150 million of 6.95% Notes due 2012 and $250 million of 7.2% Debentures due 2027 in August 1997.

Provision for Income Taxes

  The Corporation's effective income tax rate was 43.1%, 39.3% and 38.8% in 1996, 1997 and 1998, respectively. The rate decreased from 39.3% in 1997 to 38.8% in 1998 primarily due to changes in the mix of the Corporation's income among various tax jurisdictions. The rate decreased in 1997 compared to 1996 primarily due to the lack of any tax benefit associated with the 1996 loss on disposal of businesses and the lower 1997 effective state income tax rate.

Net Income

  Net income increased $4.6 million or 1% in 1998, following an increase of $63.1 million or 23% in 1997. Excluding the loss on the disposal of the Gubor and Sperlari businesses in 1996, 1997 income increased $27.7 million or 9%. Net income as a percent of net sales was 7.7% in 1998, 7.8% in 1997 and 6.8% in 1996. Income as a percent of net sales excluding the loss on the sale of the Gubor and Sperlari businesses was 7.7% in 1996.

FINANCIAL POSITION

  The Corporation's financial position remained strong during 1998. The capitalization ratio (total short-term and long-term debt as a percent of stockholders' equity, short-term and long-term debt) was 54% as of December 31, 1998, and 60% as of December 31, 1997. The higher capitalization ratio in 1997 primarily reflected the additional borrowings to finance the purchase of Common Stock and the related decrease in stockholders' equity as a result of the additional treasury stock. The ratio of current assets to current liabilities was 1.4:1 as of December 31, 1998, and 1.3:1 as of December 31, 1997.

Assets

  Total assets increased $112.9 million or 3% as of December 31, 1998, primarily as a result of increases in accounts receivable and other current and non-current assets.

  Current assets increased by $99.2 million or 10% reflecting increased accounts receivable and higher prepaid expenses and other current assets. The increase in accounts receivable was primarily the result of the timing and payment terms associated with sales occurring toward the end of the year and the increase in prepaid expenses and other current assets was principally associated with commodities transactions. These increases were offset somewhat by lower deferred income taxes and reduced inventory levels.

  Property, plant and equipment was slightly lower than the prior year as capital additions of $161.3 million were more than offset by depreciation expense of $138.5 million and the retirement and translation of fixed assets of $23.0 million. The increase in other non-current assets was primarily associated with the capitalization of software.

Liabilities

  Total liabilities decreased by $76.6 million or 3% as of December 31, 1998, primarily due to a decrease in debt and lower accrued liabilities, partially offset by higher deferred income taxes. The increase in short-term debt of $113.5 million reflected the reclassification of commercial paper borrowings of $150.0 million which were classified as long-term debt as of December 31, 1997, partially offset by a reduction in short-term borrowings of $36.5 million in 1998. As of December 31, 1997, $150.0 million of commercial paper borrowings were reclassified as long-term debt in accordance with the Corporation's intent and ability to refinance such obligations on a long-term basis. A similar reclassification was not recorded as of December 31, 1998, because the Corporation intends to reduce commercial paper borrowings during 1999. Accrued liabilities decreased by $77.1 million primarily reflecting commodities transactions and reduced accruals for marketing programs and integration costs related to the Leaf acquisition.

Stockholders' Equity

  Total stockholders' equity increased by 22% in 1998, as net income exceeded dividends paid. Total stockholders' equity has increased at a compound annual rate of less than 1% over the past ten years reflecting the $1.3 billion of Common Stock repurchased since 1993.

Capital Structure

  The Corporation has two classes of stock outstanding, Common Stock and Class B Common Stock (Class B Stock). Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

LIQUIDITY

  Historically, the Corporation's major source of financing has been cash generated from operations. The Corporation's income and, consequently, cash provided from operations during the year are affected by seasonal sales patterns, the timing of new product introductions, business acquisitions and divestitures, and price increases. Chocolate, confectionery and grocery seasonal and holiday-related sales have typically been highest during the third and fourth quarters of the year, representing the principal seasonal effect. Generally, seasonal working capital needs peak during the summer months and have been met by issuing commercial paper.

  Over the past three years, cash requirements for share repurchases, capital expenditures, capitalized software additions, business acquisitions and dividend payments exceeded cash provided from operating activities and proceeds from business divestitures by $449.5 million. Total debt, including debt assumed, increased during the period by $454.4 million. Cash and cash equivalents increased by $6.7 million during the period.

  The Corporation anticipates that capital expenditures will be in the range of $150 million to $170 million per annum during the next several years as a result of continued modernization of existing facilities and capacity expansion to support new products and line extensions. As of December 31, 1998, the Corporation's principal capital commitments included manufacturing capacity expansion and modernization.

  In August 1996, the Corporation's Board of Directors declared a two-for-one split of the Common Stock and Class B Common Stock effective September 13, 1996, to stockholders of record August 23, 1996. The split was effected as a stock dividend by distributing one additional share for each share held. Unless otherwise indicated, all shares and per share information have been restated to reflect the stock split.

  Under share repurchase programs which began in 1993, a total of 9,861,119 shares of Common Stock have been repurchased for approximately $287.5 million. Of the shares repurchased, 528,000 shares were retired, 529,498 shares were reissued to satisfy stock options obligations and the remaining 8,803,621 shares were held as Treasury Stock as of December 31, 1998. Additionally, the Corporation has purchased a total of 28,000,536 shares of its Common Stock to be held as Treasury Stock from the Milton Hershey School Trust for $1.0 billion. As of December 31, 1998, a total of 36,804,157 shares were held as Treasury Stock and $112.5 million remained available for repurchases of Common Stock under a program approved by the Corporation's Board of Directors in February 1996. In February 1999, the Corporation purchased approximately 2.0 million shares, completing the 1996 repurchase program. Also in February, the Corporation's Board of Directors approved an additional share repurchase program authorizing the repurchase of up to $230 million of the Corporation's Common Stock of which $100.0 million was used to purchase approximately 1.6 million shares of Common Stock from the Milton Hershey School Trust.

  In March 1997, the Corporation issued $150 million of 6.95% Notes due 2007 under a Form S-3 Registration Statement which was declared effective in November 1993. Proceeds from the debt issuance were used to repay a portion of the commercial paper borrowings associated with the Leaf acquisition.

  In August 1997, the Corporation filed another Form S-3 Registration Statement under which it could offer, on a delayed or continuous basis, up to $500 million of additional debt securities. Also in August 1997, the Corporation issued $150 million of 6.95% Notes due 2012 and $250 million of 7.2% Debentures due 2027 under the November 1993 and August 1997 Registration Statements. Proceeds from the debt issuance were used to repay a portion of the short-term borrowings associated with the purchase of Common Stock from the Milton Hershey School Trust. As of December 31, 1998, $250 million of debt securities remained available for issuance under the August 1997 Registration

Statement. Proceeds from any offering of the $250 million of debt securities available under the shelf registration may be used for general corporate requirements which include reducing existing commercial paper borrowings, financing capital additions, and funding future business acquisitions and working capital requirements.

  In December 1995, the Corporation entered into committed credit facility agreements with a syndicate of banks under which it could borrow up to $600 million with options to increase borrowings by $1.0 billion with the concurrence of the banks. Lines of credit previously maintained by the Corporation were significantly reduced when the credit facility agreements became effective. Of the total committed credit facility, $200 million was for a renewable 364-day term and $400 million was effective for a five-year term. In December 1998, the short-term credit facility agreement was renewed for a total of $177 million. The long-term committed credit facility agreement was amended and renewed in December 1997 and will expire in December 2002. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions. The Corporation also had lines of credit with domestic and international commercial banks of $23.0 million and $20.7 million as of December 31, 1998 and 1997, respectively.

Cash Flow Activities

  Cash provided from operating activities totaled $1.4 billion during the past three years. Over this period, cash used by or provided from accounts receivable and inventories has tended to fluctuate as a result of sales during December and inventory management practices. The change in cash required for or provided from other assets and liabilities between the years was primarily related to commodities transactions, the timing of payments for accrued liabilities, including income taxes, and variations in the funding status of pension plans.

  Investing activities included capital additions and business acquisitions and divestitures. Capital additions during the past three years included the purchase of manufacturing equipment, and expansion and modernization of existing facilities. In 1996, the Leaf business was acquired, and the Gubor, Sperlari, Planters and Life Savers businesses were sold. Cash used for the Leaf acquisition represented the purchase price paid and consisted of the current assets, property, plant and equipment, intangibles and other assets acquired, net of liabilities assumed.

  Financing activities included debt borrowings and repayments, payment of dividends, the exercise of stock options, incentive plan transactions and the repurchase of Common Stock. During the past three years, short-term borrowings in the form of commercial paper or bank borrowings were used to fund seasonal working capital requirements, business acquisitions, share repurchase programs and purchases of Common Stock from the Milton Hershey School Trust. The proceeds from the issuance of long-term debt were used to reduce short-term borrowings. During the past three years, a total of 11,909,849 shares of Common Stock has been repurchased for $589.9 million. Cash requirements for incentive plan transactions were $103.2 million during the past three years, partially offset by cash received from the exercise of stock options of $55.8 million.

ACCOUNTING POLICIES AND MARKET RISKS ASSOCIATED WITH DERIVATIVE INSTRUMENTS

  The Corporation utilizes certain derivative instruments, including interest rate swaps, foreign currency forward exchange contracts and commodity futures and options contracts, to manage interest rate, currency exchange rate and commodity market price risk exposures. The interest rate swaps and foreign currency contracts are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. Commodity futures and options contracts are entered into for varying periods and are intended and effective as hedges of anticipated raw material purchases. The Corporation does not hold or issue derivative instruments for trading purposes and is not a party to any instruments with leverage or prepayment features. In entering into these contracts, the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

  The information below summarizes the Corporation's market risks associated with long-term debt and derivative instruments outstanding as of December 31, 1998. This information should be read in conjunction with Note 1, Note 5, Note 7, and Note 8 to the Consolidated Financial Statements.

Long-Term Debt

  The table below presents the principal cash flows and related interest rates by maturity date for long-term debt as of December 31, 1998. The fair value of long-term debt was determined based upon quoted market prices for the same or similar debt issues.

                                    Maturity Date
                   -----------------------------------------------------
                     (In thousands of dollars except for rates)
                                                       There-                Fair
                   1999   2000   2001  2002   2003     after     Total      Value
                   ----  ------  ----  ----  -------  --------  --------  ----------
   Long-term Debt  $89   $2,203  $203  $194  $17,133  $859,370  $879,192  $1,002,275
    Fixed Rate     2.0%     6.4%  2.0%  2.0%     4.4%      7.2%      7.1%

Interest Rate Swaps

  In order to minimize its financing costs and to manage interest rate exposure, the Corporation, from time to time, enters into interest rate swap agreements to effectively convert a portion of its floating rate debt, principally commercial paper borrowings or bank loans with an original maturity of three months or less, to fixed rate debt. As of December 31, 1998 and 1997, the Corporation had agreements outstanding with an aggregate notional amount of $75.0 million and $150.0 million with maturities through September 1999 and September 1998, respectively. As of December 31, 1998 and 1997, interest rates payable were at a weighted average fixed rate of 6.3%. As of December 31, 1998 and 1997, interest rates receivable of 5.2% and 5.7%, respectively, were based on 30-day commercial paper composite rates. Any interest rate differential on interest rate swaps is recognized as an adjustment to interest expense over the term of each agreement. The Corporation's risk related to swap agreements is limited to the cost of replacing such agreements at prevailing market rates. The potential loss in fair value of interest rate swaps resulting from a hypothetical near-term adverse change in market rates of ten percent was not material as of December 31, 1998 and 1997.

Foreign Exchange Contracts

  The Corporation enters into foreign exchange forward contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies, and to hedge payment of intercompany transactions with its non-domestic subsidiaries. These contracts reduce currency risk from exchange rate movements.

  Foreign exchange forward contracts are intended and effective as hedges of firm, identifiable, foreign currency commitments. In accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation," these contracts meet the conditions for hedge accounting treatment and accordingly, gains and losses are deferred and accounted for as part of the underlying transactions. Gains and losses on terminated derivatives designated as hedges are accounted for as part of the originally hedged transaction. Gains and losses on derivatives designated as hedges of items which mature, are sold or terminated, are recorded currently in income.

  As of December 31, 1998, the Corporation had foreign exchange forward contracts maturing in 1999 and 2000 to purchase $10.5 million in foreign currency, primarily British sterling and Dutch gilders, and to sell $9.6 million in Japanese yen at contracted forward rates.

  As of December 31, 1997, the Corporation had foreign exchange forward contracts maturing in 1998 and 1999 to purchase $19.2 million in foreign currency, primarily British sterling, and to sell $16.7 million in foreign currency, primarily Japanese yen and Canadian dollars, at contracted forward rates.

  The fair value of foreign exchange forward contracts was estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences. As of December 31, 1998 and 1997, the fair value of foreign exchange forward contracts approximated the contract value. The potential loss in fair value of foreign exchange forward contracts resulting from a hypothetical near-term adverse change in market rates of ten percent was not material as of December 31, 1998 and 1997.

Foreign Exchange Options

  To hedge foreign currency exposure related to anticipated transactions associated with the purchase of certain raw materials and finished goods generally covering 3 to 24 months, the Corporation, from time to time, also purchases foreign exchange options which permit, but do not require, the Corporation to exchange foreign currencies at a future date with another party at a contracted exchange rate. Foreign exchange options are intended and effective as hedges of anticipated transactions. Accordingly, gains and losses are deferred and accounted for as part of the underlying transactions. Gains and losses on options designated as hedges of anticipated transactions which are no longer likely to occur are recorded currently in income.

  As of December 31, 1998, no foreign exchange options were outstanding. As of December 31, 1997, the Corporation had purchased foreign exchange options of $3.6 million maturing in 1998, related to Swiss francs. The fair value of foreign exchange options is estimated using active market quotations. As of December 31, 1997, the fair value of foreign exchange options approximated the contract value. The potential loss in fair value of foreign exchange options contracts resulting from a hypothetical near-term adverse change in market rates of ten percent was not material as of December 31, 1997.

Commodity Price Risk Management

  The Corporation's most significant raw materials include cocoa, sugar, milk, peanuts and almonds. The Corporation attempts to minimize the effect of future price fluctuations related to the purchase of these raw materials primarily through forward purchasing to cover future manufacturing requirements, generally for periods from 3 to 24 months. With regard to cocoa, sugar, corn sweeteners, natural gas and certain dairy products, price risks are also managed by entering into futures and options contracts. At the present time, active futures and options contracts are not available for use in pricing the Corporation's other major raw materials. Futures contracts are used in combination with forward purchasing of cocoa, sugar, corn sweetener, natural gas and certain dairy product requirements principally to take advantage of market fluctuations which provide more favorable pricing opportunities and to increase diversity or flexibility in sourcing these raw materials and energy requirements. The Corporation's commodity procurement practices are intended to reduce the risk of future price increases, but also may potentially limit the ability to benefit from possible price decreases.

  The cost of cocoa beans and the prices for the related commodity futures contracts historically have been subject to wide fluctuations attributable to a variety of factors, including the effect of weather on crop yield, other imbalances between supply and demand, currency exchange rates and speculative influences. Cocoa prices have risen since 1992 due to demand exceeding production. Recently, prices have declined somewhat as the economic difficulties in eastern Europe, particularly

Russia and Southeast Asia, have negatively impacted demand. During 1999, these negative demand influences could continue to keep cocoa futures prices contained. The Corporation's costs during 1999 will not necessarily reflect market price fluctuations because of its forward purchasing practices, premiums and discounts reflective of relative values, varying delivery times, and supply and demand for specific varieties and grades of cocoa beans.

Commodities Futures and Options Contracts

  In connection with the purchasing of cocoa, sugar, corn sweeteners, natural gas and certain dairy products for anticipated manufacturing requirements, the Corporation enters into commodities futures and options contracts as deemed appropriate to reduce the effect of price fluctuations. In accordance with Statement of Financial Accounting Standards No. 80 "Accounting for Futures Contracts," these futures and options contracts meet the hedge criteria and are accounted for as hedges. Accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost. Gains and losses on futures and options designated as hedges of anticipated purchases which are no longer likely to occur are recorded currently in income.

  Exchange traded futures contracts are used to fix the price of physical forward purchase contracts. Cash transfers reflecting changes in the value of futures contracts are made on a daily basis and are included in other current assets or accrued liabilities on the consolidated balance sheets. Such cash transfers will be offset by higher or lower cash requirements for payment of invoice prices of raw materials and energy requirements in the future. Futures being held in excess of the amount required to fix the price of unpriced physical forward contracts are effective as hedges of anticipated purchases.

  The following sensitivity analysis reflects the market risk of the Corporation to a hypothetical adverse market price movement of ten percent, based on the Corporation's net commodity positions at four dates spaced equally throughout the year. The Corporation's net commodity positions consist of the excess of futures contracts held over unpriced physical forward contracts for the same commodities, relating to cocoa, sugar, corn sweeteners and natural gas. Inventories, priced forward contracts and estimated anticipated purchases not yet contracted for were not included in the sensitivity analysis calculations. A loss is defined, for purposes of determining market risk, as the potential decrease in fair value or the opportunity cost resulting from the hypothetical adverse price movement. The fair values of net commodity positions were based upon quoted market prices or estimated future prices including estimated carrying costs corresponding with the future delivery period.

   For the years ended
   December 31,                       1998                     1997
  ---------------------------------------------------------------------------
   In millions of dollars               Market Risk              Market Risk
                                       (Hypothetical            (Hypothetical
                            Fair Value  10% Change)  Fair Value  10% Change)
                            -------------------------------------------------
   Highest long position      $134.9       $13.5       $210.8       $21.1
   Lowest long position         45.6         4.6         39.6         4.0
   Average position (long)      76.3         7.6         96.2         9.6

  Sensitivity analysis disclosures represent forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. The important factors that could affect the sensitivity analysis disclosures include significant increases or decreases in market prices reflecting fluctuations attributable to the effect of weather on crop yield, other imbalances between supply and demand, currency exchange rates, political unrest in producing countries and speculative influences in addition to changes in the Corporation's hedging strategies.

MARKET PRICES AND DIVIDENDS

  Cash dividends paid on the Corporation's Common Stock and Class B Stock were $129.0 million in 1998 and $121.5 million in 1997. The annual dividend rate on the Common Stock was $.96 per share, an increase of 9% over the 1997 rate of $.88 per share. The 1998 dividend represented the 24th consecutive year of Common Stock dividend increases.

  On February 10, 1999, the Corporation's Board of Directors declared a quarterly dividend of $.24 per share of Common Stock payable on March 15, 1999, to stockholders of record as of February 24, 1999. It is the Corporation's 277th consecutive Common Stock dividend. A quarterly dividend of $.2175 per share of Class B Stock also was declared.

  Hershey Foods Corporation's Common Stock is listed and traded principally on the New York Stock Exchange (NYSE) under the ticker symbol "HSY."
Approximately 79.0 million shares of the Corporation's Common Stock were traded during 1998. The Class B Stock is not publicly traded.

  The closing price of the Common Stock on December 31, 1998, was $62 3/16. There were 44,364 stockholders of record of the Common Stock and the Class B Stock as of December 31, 1998.

  The following table shows the dividends paid per share of Common Stock and Class B Stock and the price range of the Common Stock for each quarter of the past two years:

              Dividends Paid    Common Stock
                Per Share       Price Range*
              -------------- -------------------
              Common Class B
              Stock   Stock    High       Low
              ------ ------- --------- ---------
1998
  1st Quarter $ .22  $ .2000 $73 3/8   $59 11/16
  2nd Quarter   .22    .2000  76 3/8    67 3/16
  3rd Quarter   .24    .2175  72 5/16   60 1/2
  4th Quarter   .24    .2175  75 13/16  60 3/4
              -----  -------
    Total     $ .92  $ .8350
              =====  =======
1997
  1st Quarter $ .20  $ .1800 $52 7/8   $42 1/8
  2nd Quarter   .20    .1800  58 5/8    48 3/8
  3rd Quarter   .22    .2000  59 15/16  51 7/8
  4th Quarter   .22    .2000  63 7/8    50 5/8
              -----  -------
    Total     $ .84  $ .7600
              =====  =======

--------
*NYSE-Composite Quotations for Common Stock by calendar quarter.

RETURN MEASURES

Operating Return on Average Stockholders' Equity

  The Corporation's operating return on average stockholders' equity was 36.0% in 1998. Over the most recent five-year period, the return has ranged from 18.5% in 1994 to 36.0% in 1998. For the purpose of calculating operating return on average stockholders' equity, earnings is defined as net income, excluding the after-tax restructuring activities in 1994 and 1995, and the after-tax loss on the disposal of businesses in 1996.

Operating Return on Average Invested Capital

  The Corporation's operating return on average invested capital was 17.4% in 1998. Over the most recent five-year period, the return has ranged from 15.6% in 1994 to 17.8% in 1996. Average invested capital consists of the annual average of beginning and ending balances of long-term debt, deferred income taxes and stockholders' equity. For the purpose of calculating operating return on average invested capital, earnings is defined as net income, excluding the after-tax restructuring activities in 1994 and 1995, the after-tax loss on disposal of businesses in 1996, and the after-tax effect of interest on long-term debt.

YEAR 2000 ISSUES

  Year 2000 issues associated with information systems relate to the way dates are recorded and computed in many computer systems. These year 2000 issues could have an impact upon the Corporation's information technology (IT) and non-IT systems. Non-IT systems include embedded technology such as microcontrollers which are integral to the operation of most machinery and equipment. Additionally, year 2000 issues could have a similar impact on the Corporation's major business partners, including both customers and suppliers. While it is not currently possible to estimate the total impact of a failure of either the Corporation or its major business partners or suppliers to complete their year 2000 remediation in a timely manner, the Corporation has determined that it could suffer significant adverse financial consequences as a result of such failure.

  Awareness and assessment of year 2000 issues regarding major business applications software and other significant IT systems began in 1990. A formal program to address year 2000 issues associated with IT systems was established in late 1995. In early 1998, a team was established with representatives from all major functional areas of the Corporation which assumed overall responsibility for ensuring that remediation of both IT and non-IT systems will be completed in time to prevent material adverse consequences to the Corporation's business, operations or financial condition. The Corporation expects that remediation of these systems will be essentially completed by the third quarter of 1999.

  In late 1996, the Corporation approved a project to implement an enterprise-wide integrated information system to improve process efficiencies in all of the major functional areas of the Corporation, enabling the Corporation to provide better service to its customers. This system will replace most of the transaction systems and applications supporting operations of the Corporation. In addition to improving efficiency and customer service, another benefit of this system is that it is year 2000 compliant and will address year 2000 issues for approximately 80% of the Corporation's business applications software. As of December 31, 1998, approximately $62.1 million of capitalized software and hardware and $6.9 million of expenses have been incurred for this project. As of December 31, 1998, spending for implementation of this system was approximately 65% complete, with full implementation expected by the third quarter of 1999. Total commitments for this system and subsequently identified enhancements are expected to be approximately $110 million which will be financed with cash provided from operations and short-term borrowings.

  The Corporation's mainframe, network and desktop hardware and software have recently been upgraded and are substantially year 2000 compliant. The Corporation is in the process of remediating year 2000 compliance issues associated with legacy information systems not being replaced by the integrated information system project, including process automation and factory management systems. During late 1998, the Corporation undertook an extensive review of its year 2000 remediation program. As a result of this review, the Corporation has undertaken additional testing to confirm its year 2000 compliance, but is otherwise maintaining its current program of remediation. As of December 31, 1998, remediation of both IT and non-IT systems was approximately 60% complete, reflecting the latest estimate of testing and work requirements to be performed. The total cost of remediation of IT and non-IT systems is expected to be in the range of $6.0 million to $8.0 million.

  The Corporation is also in the process of assessing year 2000 remediation issues relating to its major business partners. All of the Corporation's major customers have been contacted regarding year 2000 issues related to electronic data interchange. The Corporation is also in the process of contacting its major suppliers of ingredients, packaging, facilities, logistics and financial services with regard to year 2000 issues. Because of the uncertainties associated with assessing the ability of major business partners to complete the remediation of their systems in time to prevent operational difficulties, the Corporation will continue to contact and/or visit major customers and suppliers to gain assurances that no significant adverse consequences will result due to their failure to complete remediation of their systems.

  Year 2000 remediation, conversion, validation and implementation is continuing and, at the present time, it is expected that remediation to both the Corporation's IT and non-IT systems and those of major business partners will be completed in time to prevent material adverse consequences to the Corporation's business, operations or financial condition. However, contingency plans are being developed, including possible increases in raw material and finished goods inventory levels, and the identification of alternate vendors and suppliers. Additional contingency plans, to the extent feasible, will be developed for any potential failures resulting from year 2000 issues.

FORWARD LOOKING INFORMATION

  The nature of the Corporation's operations and the environment in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Corporation notes the following factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Many of the forward-looking statements contained in this document may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential" among others. Factors which could cause results to differ include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including income taxes; market demand for new and existing products; and raw material pricing.

  Based upon preliminary information, potential financial results for the first quarter of 1999 may not compare favorably to the prior year's first quarter. Net sales are expected to be lower than in the prior year primarily reflecting the divestiture of the Corporation's pasta business in January 1999. Additionally, the timing of sales for seasonal and promoted items may result in lower confectionery and grocery sales compared to the first quarter of 1998. The divestiture of the Corporation's pasta business, higher amortization of capitalized software associated with the enterprise-wide integrated information system and an emphasis on expanding the distribution of the Corporation's products in new international markets will make the earnings comparison more difficult, considering a very strong first quarter of 1998.

                           HERSHEY FOODS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31,                     1998        1997        1996
-------------------------------------------------------------------------------------
In thousands of dollars except per share amounts
Net Sales                                         $ 4,435,615 $ 4,302,236 $ 3,989,308
                                                  ----------- ----------- -----------
Costs and Expenses:
  Cost of sales                                     2,625,057   2,488,896   2,302,089
  Selling, marketing and administrative             1,167,895   1,183,130   1,124,087
  Loss on disposal of businesses                          --          --       35,352
                                                  ----------- ----------- -----------
    Total costs and expenses                        3,792,952   3,672,026   3,461,528
                                                  ----------- ----------- -----------
Income before Interest and Income Taxes               642,663     630,210     527,780
  Interest expense, net                                85,657      76,255      48,043
                                                  ----------- ----------- -----------
Income before Income Taxes                            557,006     553,955     479,737
  Provision for income taxes                          216,118     217,704     206,551
                                                  ----------- ----------- -----------
Net Income                                        $   340,888 $   336,251 $   273,186
                                                  =========== =========== ===========
Net Income Per Share--Basic                       $      2.38 $      2.25 $      1.77
                                                  =========== =========== ===========
Net Income Per Share--Diluted                     $      2.34 $      2.23 $      1.75
                                                  =========== =========== ===========
Cash Dividends Paid Per Share:
  Common Stock                                    $      .920 $      .840 $      .760
  Class B Common Stock                                   .835        .760        .685

The notes to consolidated financial statements are an integral part of these statements.

                           HERSHEY FOODS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

December 31,                                            1998         1997
------------------------------------------------------------------------------
In thousands of dollars
ASSETS
Current Assets:
  Cash and cash equivalents                          $    39,024  $    54,237
  Accounts receivable--trade                             451,324      360,831
  Inventories                                            493,249      505,525
  Deferred income taxes                                   58,505       84,024
  Prepaid expenses and other                              91,864       30,197
                                                     -----------  -----------
    Total current assets                               1,133,966    1,034,814
Property, Plant and Equipment, Net                     1,648,058    1,648,237
Intangibles Resulting from Business Acquisitions         530,464      551,849
Other Assets                                              91,610       56,336
                                                     -----------  -----------
    Total assets                                     $ 3,404,098  $ 3,291,236
                                                     ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                   $   156,937  $   146,932
  Accrued liabilities                                    294,415      371,545
  Accrued income taxes                                    17,475       19,692
  Short-term debt                                        345,908      232,451
  Current portion of long-term debt                           89       25,095
                                                     -----------  -----------
    Total current liabilities                            814,824      795,715
Long-term Debt                                           879,103    1,029,136
Other Long-term Liabilities                              346,769      346,500
Deferred Income Taxes                                    321,101      267,079
                                                     -----------  -----------
    Total liabilities                                  2,361,797    2,438,430
                                                     -----------  -----------
Stockholders' Equity:
  Preferred Stock, shares issued: none in 1998 and
   1997                                                      --           --
  Common Stock, shares issued: 149,502,964 in 1998
   and 149,484,964 in 1997                               149,503      149,485
  Class B Common Stock, shares issued: 30,447,908 in
   1998 and 30,465,908 in 1997                            30,447       30,465
  Additional paid-in capital                              29,995       33,852
  Unearned ESOP compensation                             (25,548)     (28,741)
  Retained earnings                                    2,189,693    1,977,849
  Treasury--Common Stock shares, at cost: 36,804,157
   in 1998 and 37,018,566 in 1997                     (1,267,422)  (1,267,861)
  Accumulated other comprehensive loss                   (64,367)     (42,243)
                                                     -----------  -----------
    Total stockholders' equity                         1,042,301      852,806
                                                     -----------  -----------
    Total liabilities and stockholders' equity       $ 3,404,098  $ 3,291,236
                                                     ===========  ===========

The notes to consolidated financial statements are an integral part of these balance sheets.

                           HERSHEY FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,                  1998       1997       1996
--------------------------------------------------------------------------------
In thousands of dollars
Cash Flows Provided from (Used by)
 Operating Activities
  Net income                                    $ 340,888  $ 336,251  $ 273,186
  Adjustments to reconcile net income to net
   cash provided from operations:
    Depreciation and amortization                 158,161    152,750    133,476
    Deferred income taxes                          82,241     16,915     22,863
    Loss on disposal of businesses                    --         --      35,352
    Changes in assets and liabilities, net of
     effects from business acquisitions and
     divestitures:
     Accounts receivable--trade                   (90,493)   (68,479)     5,159
     Inventories                                   12,276    (33,538)   (41,038)
     Accounts payable                              10,005     12,967     14,032
     Other assets and liabilities                (124,118)    85,074     15,120
    Other, net                                        745      4,018      5,593
                                                ---------  ---------  ---------
Net Cash Provided from Operating Activities       389,705    505,958    463,743
                                                ---------  ---------  ---------
Cash Flows Provided from (Used by)
 Investing Activities
  Capital additions                              (161,328)  (172,939)  (159,433)
  Capitalized software additions                  (42,859)   (29,100)       --
  Business acquisitions                               --         --    (437,195)
  Proceeds from divestitures                          --         --     149,222
  Other, net                                        9,284     21,368      9,333
                                                ---------  ---------  ---------
Net Cash (Used by) Investing Activities          (194,903)  (180,671)  (438,073)
                                                ---------  ---------  ---------
Cash Flows Provided from (Used by)
 Financing Activities
  Net change in short-term borrowings partially
   classified as long-term debt                   (36,543)  (217,018)   210,929
  Long-term borrowings                                --     550,000        --
  Repayment of long-term debt                     (25,187)   (15,588)    (3,103)
  Cash dividends paid                            (129,044)  (121,546)  (114,763)
  Exercise of stock options                        19,368     14,397     22,049
  Incentive plan transactions                     (22,458)   (35,063)   (45,634)
  Repurchase of Common Stock                      (16,151)  (507,654)   (66,072)
                                                ---------  ---------  ---------
Net Cash (Used by) Provided from Financing
 Activities                                      (210,015)  (332,472)     3,406
                                                ---------  ---------  ---------
Increase (Decrease) in Cash and Cash
 Equivalents                                      (15,213)    (7,185)    29,076
Cash and Cash Equivalents as of January 1          54,237     61,422     32,346
                                                ---------  ---------  ---------
Cash and Cash Equivalents as of December 31     $  39,024  $  54,237  $  61,422
                                                =========  =========  =========
Interest Paid                                   $  89,001  $  64,937  $  52,143
Income Taxes Paid                                 123,970    181,377    180,347

The notes to consolidated financial statements are an integral part of these statements.

                           HERSHEY FOODS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                       Accumulated
                                            Class B  Additional   Unearned                Treasury        Other         Total
                         Preferred  Common  Common    Paid-in       ESOP      Retained     Common     Comprehensive Stockholders'
                           Stock    Stock    Stock    Capital   Compensation  Earnings      Stock         Loss         Equity
---------------------------------------------------------------------------------------------------------------------------------
In thousands of dollars
Balance as of
January 1, 1996            $--     $ 74,734 $15,241   $47,732     $(35,128)  $1,694,696  $  (685,076)   $(29,240)    $ 1,082,959
                                                                                                                     -----------
Comprehensive
income (loss)
Net income                                                                      273,186                                  273,186
Other
comprehensive
income (loss):
Foreign currency
translation
adjustments                                                                                               (3,635)         (3,635)
                                                                                                                     -----------
Comprehensive
income                                                                                                                   269,551
Dividends:
 Common Stock,
 $.76 per share                                                                 (93,884)                                 (93,884)
 Class B Common
 Stock, $.685
 per share                                                                      (20,879)                                 (20,879)
Two-for-one
stock split                          74,736  15,239                             (89,975)                                     --
Conversion of
Class B Common
Stock into
Common Stock                              2      (2)                                                                         --
Incentive plan
transactions                                             (426)                                                              (426)
Exercise of
stock options                                          (5,391)                                (8,547)                    (13,938)
Employee stock
ownership trust
transactions                                              517        3,193                                                 3,710
Repurchase of
Common Stock                                                                                 (66,072)                    (66,072)
                           ----    -------- -------   -------     --------   ----------  -----------    --------     -----------
Balance as of
December 31,
1996                        --      149,472  30,478    42,432      (31,935)   1,763,144     (759,695)    (32,875)      1,161,021
                                                                                                                     -----------
Comprehensive
income (loss)
Net income                                                                      336,251                                  336,251
Other
comprehensive
income (loss):
Foreign currency
translation
adjustments                                                                                               (9,368)         (9,368)
                                                                                                                     -----------
Comprehensive
income                                                                                                                   326,883
Dividends:
 Common Stock,
 $.84 per share                                                                 (98,390)                                 (98,390)
 Class B Common
 Stock, $.76 per
 share                                                                          (23,156)                                 (23,156)
Conversion of
Class B Common
Stock into
Common Stock                             13     (13)                                                                         --
Incentive plan
transactions                                             (879)                                                              (879)
Exercise of
stock options                                          (8,200)                                  (512)                     (8,712)
Employee stock
ownership trust
transactions                                              499        3,194                                                 3,693
Repurchase of
Common Stock                                                                                (507,654)                   (507,654)
                           ----    -------- -------   -------     --------   ----------  -----------    --------     -----------
Balance as of
December 31,
1997                        --      149,485  30,465    33,852      (28,741)   1,977,849   (1,267,861)    (42,243)        852,806
                                                                                                                     -----------
Comprehensive
income (loss)
Net income                                                                      340,888                                  340,888
Other
comprehensive
income (loss):
Foreign currency
translation
adjustments                                                                                              (18,073)        (18,073)
Minimum pension
liability
adjustments, net
of tax benefit                                                                                            (4,051)         (4,051)
                                                                                                                     -----------
Comprehensive
income                                                                                                                   318,764
Dividends:
 Common Stock,
 $.92 per share                                                                (103,616)                                (103,616)
 Class B Common
 Stock, $.835
 per share                                                                      (25,428)                                 (25,428)
Conversion of
Class B Common
Stock into
Common Stock                             18     (18)                                                                         --
Incentive Plan
transactions                                             (985)                                                              (985)
Exercise of
stock options                                          (3,375)                                16,590                      13,215
Employee stock
ownership trust
transactions                                              503        3,193                                                 3,696
Repurchase of
Common Stock                                                                                 (16,151)                    (16,151)
                           ----    -------- -------   -------     --------   ----------  -----------    --------     -----------
Balance as of
December 31,
1998                       $--     $149,503 $30,447   $29,995     $(25,548)  $2,189,693  $(1,267,422)   $(64,367)    $ 1,042,301
                           ====    ======== =======   =======     ========   ==========  ===========    ========     ===========

The notes to consolidated financial statements are an integral part of these statements.

                           HERSHEY FOODS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies employed by the Corporation are discussed below and in other notes to the consolidated financial statements. Certain reclassifications have been made to prior year amounts to conform to the 1998 presentation. Unless otherwise indicated, all shares and per share information have been restated for the two-for-one stock split effective September 13, 1996.

Principles of Consolidation

  The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of intercompany accounts and transactions.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly for accounts receivable and certain current and long-term liabilities.

Cash Equivalents

  All highly liquid debt instruments purchased with a maturity of three months or less are classified as cash equivalents.

Commodities Futures and Options Contracts

  In connection with the purchasing of cocoa, sugar, corn sweeteners, natural gas and certain dairy products for anticipated manufacturing requirements, the Corporation enters into commodities futures and options contracts as deemed appropriate to reduce the effect of price fluctuations. In accordance with Statement of Financial Accounting Standards No. 80 "Accounting for Futures Contracts," these futures and options contracts meet the hedge criteria and are accounted for as hedges. Accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost.

Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation of buildings, machinery and equipment is computed using the straight-line method over the estimated useful lives.

Intangibles Resulting from Business Acquisitions

  Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets of businesses acquired (goodwill). Goodwill was $508.0 million and $527.6 million as of December 31, 1998 and 1997, respectively. Goodwill is amortized on a straight-line basis over 40 years. Other intangible assets are amortized on a straight-line basis over the estimated useful lives. The Corporation periodically evaluates whether events or circumstances have occurred indicating that the carrying amount of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Corporation uses an estimate of the acquired business' undiscounted future cash flows compared to the related carrying amount of net assets, including goodwill, to determine if an impairment loss should be recognized.

  Accumulated amortization of intangible assets resulting from business acquisitions was $132.3 million and $116.5 million as of December 31, 1998 and 1997, respectively.

Comprehensive Income

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No. 130). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for the Corporation's 1998 financial statements.

  Results of operations for foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of other comprehensive income (loss), "Foreign Currency Translation Adjustments."

  A minimum pension liability adjustment is required when the actuarial present value of accumulated pension plan benefits exceeds plan assets and accrued pension liabilities, less allowable intangible assets. Minimum pension liability adjustments, net of income taxes, are recorded as a component of other comprehensive income (loss), "Minimum Pension Liability Adjustments."

  Comprehensive income (loss) is reported on the Consolidated Statements of Stockholders' Equity and accumulated other comprehensive (loss) is reported on the Consolidated Balance Sheets.

Foreign Exchange Contracts

  The Corporation enters into foreign exchange forward and options contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies, and to hedge payment of intercompany transactions with its non-domestic subsidiaries. These contracts reduce currency risk from exchange rate movements.

  Foreign exchange forward contracts are intended and effective as hedges of firm, identifiable, foreign currency commitments and foreign exchange options contracts meet required hedge criteria for anticipated transactions. Accordingly, gains and losses are deferred and accounted for as part of the underlying transactions. Gains and losses on terminated derivatives designated as hedges are accounted for as part of the originally hedged transaction. Gains and losses on derivatives designated as hedges of items which mature, are sold or terminated, or of anticipated transactions which are no longer likely to occur, are recorded currently in income. In entering into these contracts the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

License Agreements

  The Corporation has entered into license agreements under which it has access to certain trademarks and proprietary technology, and manufactures and/or markets and distributes certain products. The rights under these agreements are extendible on a long-term basis at the Corporation's option subject to certain conditions, including minimum sales levels, which the Corporation has met. License fees and royalties, payable under the terms of the agreements, are expensed as incurred.

Research and Development

  The Corporation expenses research and development costs as incurred. Research and development expense was $28.6 million, $27.5 million and $26.1 million in 1998, 1997 and 1996, respectively.

Advertising

  The Corporation expenses advertising costs as incurred. Advertising expense was $187.5 million, $202.4 million and $174.2 million in 1998, 1997 and 1996, respectively. Prepaid advertising as of December 31, 1998 and 1997, was $12.1 million and $2.0 million, respectively.

Computer Software

  In 1997, the Corporation began capitalizing certain costs of computer software developed or obtained for internal use. The amount capitalized as of December 31, 1998 and 1997, was $69.3 million and $29.1 million, respectively. If such costs were capitalized in prior years, the effect would not have been material. Software assets are classified as other non-current assets and are amortized over periods up to five years. Accumulated amortization of capitalized software was $2.8 million and $.2 million as of December 31, 1998 and 1997, respectively.

2. ACQUISITION AND DIVESTITURES

  In December 1996, the Corporation acquired from an affiliate of Huhtamaki Oy (Huhtamaki), the international foods company based in Finland, Huhtamaki's Leaf North America (Leaf) confectionery operations for $437.2 million, plus the assumption of $17.0 million in debt. In addition, the parties entered into a trademark and technology license agreement under which the Corporation will manufacture and/or market and distribute in North, Central and South America Huhtamaki's confectionery brands including GOOD & PLENTY, HEATH, JOLLY RANCHER, MILK DUDS, PAYDAY and WHOPPERS. Leaf's principal manufacturing facilities are located in Denver, Colorado; Memphis, Tennessee; and Robinson, Illinois.

  In accordance with the purchase method of accounting, the purchase price of the Leaf acquisition was allocated on a preliminary basis to the underlying assets and liabilities at the date of acquisition based on their estimated respective fair values, which were revised and finalized by the anniversary date of the acquisition. Total liabilities assumed, including debt, were $138.0 million in 1996. Results subsequent to the date of the acquisition are included in the consolidated financial statements.

  Had the acquisition of Leaf occurred at the beginning of 1996, pro forma consolidated results would have been as follows:

     For the year ended December 31,                      1996
    --------------------------------------------------------------
     In thousands of dollars except per share amounts  (unaudited)
     Net sales                                         $4,473,950
     Net income                                           234,000
     Net income per share--Basic                             1.52
     Net income per share--Diluted                           1.50

  The pro forma results are based on historical financial information provided by Huhtamaki, including a business restructuring charge recorded by Huhtamaki in 1996, and adjusted to give effect to certain costs and expenses, including fees under the trademark and technology license agreement, goodwill amortization, interest expense and income taxes which would have been incurred by the Corporation if it had owned and operated the Leaf confectionery business throughout 1996. These results are not necessarily reflective of the actual results which would have occurred if the acquisition had been completed at the beginning of the year, nor are they necessarily indicative of future combined financial results.

  In December 1998, the Corporation announced that it had signed a definitive agreement providing for the sale of a 94% majority interest of its U.S. pasta business to New World Pasta, LLC. The transaction was completed in January 1999, and included the AMERICAN BEAUTY, IDEAL BY SAN GIORGIO, LIGHT 'N FLUFFY, MRS. WEISS, P&R, RONZONI, SAN GIORGIO and SKINNER pasta brands, along with six manufacturing plants. In the first quarter of 1999, the Corporation received cash proceeds of $450.0 million, retained a 6% minority interest and recorded an after-tax gain of approximately $165.0 million or $1.13 per share--diluted as a result of the transaction. Net sales for the pasta business were $373.1 million, $386.2 million and $407.4 million for 1998, 1997 and 1996, respectively. Net income for the pasta business was $25.9 million, $25.2 million and $18.7 million for 1998, 1997 and 1996, respectively.

  In December 1996, the Corporation completed the sale to Huhtamaki of the outstanding shares of Gubor Holding GmbH (Gubor) and Sperlari S.r.l. (Sperlari). Gubor manufactures and markets high-quality assorted pralines and seasonal chocolate products in Germany and Sperlari manufactures and markets various confectionery and grocery products in Italy. The total proceeds from the sale of the Gubor and Sperlari businesses were $121.7 million. The transaction resulted in an after-tax loss of $35.4 million since no tax benefit associated with the transaction was recorded. Combined net sales for Gubor and Sperlari were $216.6 million in 1996. The sale of Gubor and Sperlari allowed the Corporation to place additional focus on its North American markets and improve financial returns.

  In January 1996, the Corporation completed the sale of the assets of Hershey Canada, Inc.'s PLANTERS nut (Planters) business to Johnvince Foods Group and the LIFE SAVERS and BREATH SAVERS hard candy and BEECH-NUT cough drops (Life Savers) business to Beta Brands Inc. Both transactions were part of a restructuring program announced by the Corporation in late 1994.

3. RENTAL AND LEASE COMMITMENTS

  Rent expense was $39.6 million, $31.8 million and $25.3 million for 1998, 1997 and 1996, respectively. Rent expense pertains to all operating leases, which were principally related to certain administrative buildings, distribution facilities and transportation equipment. Future minimum rental payments under non-cancelable operating leases with a remaining term in excess of one year as of December 31, 1998, were: 1999, $13.3 million; 2000, $13.0 million; 2001, $12.7 million; 2002, $12.2 million; 2003, $9.3 million; 2004 and beyond, $46.8 million.

4. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

  SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but may be implemented as of the beginning of any fiscal quarter after issuance. Retroactive application is not permitted. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. Changes in accounting methods will be required for derivative instruments utilized by the Corporation to hedge commodity price, foreign currency exchange rate and interest rate risks. Such derivatives include commodity futures and options contracts, foreign exchange forward and options contracts and interest rate swaps.

  The Corporation anticipates the adoption of SFAS No. 133 as of January 1, 2000. As of December 31, 1998, net deferred losses on derivatives of approximately $16.5 million after tax would have been reported as a component of other comprehensive loss and classified as accumulated other comprehensive loss on the consolidated balance sheets upon adoption of SFAS No. 133.

5. FINANCIAL INSTRUMENTS

  The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value as of December 31, 1998 and 1997, because of the relatively short maturity of these instruments. The carrying value of long-term debt, including the current portion, was $879.2 million as of December 31, 1998, compared to a fair value of $1.0 billion based on quoted market prices for the same or similar debt issues. The carrying value of long-term debt, including the current portion, was $904.2 million as of December 31, 1997, compared to a fair value of $961.0 million.

  As of December 31, 1998, the Corporation had foreign exchange forward contracts maturing in 1999 and 2000 to purchase $10.5 million in foreign currency, primarily British sterling and Dutch gilders, and to sell $9.6 million in Japanese yen at contracted forward rates.

  As of December 31, 1997, the Corporation had foreign exchange forward contracts maturing in 1998 and 1999 to purchase $19.2 million in foreign currency, primarily British sterling, and to sell $16.7 million in foreign currency, primarily Japanese yen and Canadian dollars, at contracted forward rates.

  To hedge foreign currency exposure related to anticipated transactions associated with the purchase of certain raw materials and finished goods generally covering 3 to 24 months, the Corporation, from time to time, also purchases foreign exchange options which permit, but do not require, the Corporation to exchange foreign currencies at a future date with another party at a contracted exchange rate. No options were outstanding as of December 31, 1998. As of December 31, 1997, the Corporation had purchased foreign exchange options of $3.6 million, related to Swiss francs.

  The fair value of foreign exchange forward contracts is estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences, and the fair value of foreign exchange options is estimated using active market quotations. As of December 31, 1998 and 1997, the fair value of foreign exchange forward and options contracts approximated the contract value. The Corporation does not hold or issue financial instruments for trading purposes.

  In order to minimize its financing costs and to manage interest rate exposure, the Corporation, from time to time, enters into interest rate swap agreements to effectively convert a portion of its floating rate debt to fixed rate debt. As of December 31, 1998 and 1997, the Corporation had agreements outstanding with an aggregate notional amount of $75.0 million and $150.0 million with maturities through September 1999 and September 1998, respectively. As of December 31, 1998 and 1997, interest rates payable were at a weighted average fixed rate of 6.3%. As of December 31, 1998 and 1997, interest rates receivable of 5.2% and 5.7%, respectively, were based on 30-day commercial paper composite rates. Any interest rate differential on interest rate swaps is recognized as an adjustment to interest expense over the term of each agreement. The Corporation's risk related to swap agreements is limited to the cost of replacing such agreements at prevailing market rates.

6. INTEREST EXPENSE

  Interest expense, net consisted of the following:

For the years ended December 31,       1998     1997     1996
----------------------------------------------------------------
In thousands of dollars
Long-term debt and lease obligations  $67,538  $48,737  $30,818
Short-term debt                        23,657   32,284   22,752
Capitalized interest                   (2,547)  (1,883)  (1,534)
                                      -------  -------  -------
Interest expense, gross                88,648   79,138   52,036
Interest income                        (2,991)  (2,883)  (3,993)
                                      -------  -------  -------
Interest expense, net                 $85,657  $76,255  $48,043
                                      =======  =======  =======

7. SHORT-TERM DEBT

  Generally, the Corporation's short-term borrowings are in the form of commercial paper or bank loans with an original maturity of three months or less. In December 1995, the Corporation entered into committed credit facility agreements with a syndicate of banks under which it could borrow up to $600 million, with options to increase borrowings by $1.0 billion with the concurrence of the banks. Of the total committed credit facility, $200 million was for a renewable 364-day term and $400 million was effective for a five-year term. In December 1998, the short-term credit facility agreement was renewed for a total of $177 million. The long-term credit facility agreement was amended and renewed in December 1997 and will expire in December 2002. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions. As of December 31, 1997, $150.0 million of commercial paper borrowings were reclassified as long-term debt in accordance with the Corporation's intent and ability to refinance such obligations on a long-term basis. A similar reclassification was not recorded as of December 31, 1998, because the Corporation intends to reduce commercial paper borrowings during 1999.

  The Corporation also maintains lines of credit arrangements with domestic and international commercial banks, under which it could borrow in various currencies up to approximately $23.0 million and $20.7 million as of December 31, 1998 and 1997, respectively, at the lending banks' prime commercial interest rates or lower. The Corporation had combined domestic commercial paper borrowings, including the portion classified as long-term debt as of December 31, 1997, and short-term foreign bank loans against its credit facilities and lines of credit of $345.9 million as of December 31, 1998, and $382.5 million as of December 31, 1997. The weighted average interest rates on short-term borrowings outstanding as of December 31, 1998 and 1997, were 5.2% and 5.7%, respectively.

  The credit facilities and lines of credit were supported by commitment fee arrangements. The average fee during 1998 was less than .1% per annum of the commitment. The Corporation's credit facility agreements contain a financial covenant which requires that a specified interest and fixed charge ratio be maintained. These agreements are also subject to other representations and covenants which do not materially restrict the Corporation's activities. The Corporation is in compliance with all covenants included in the credit facility agreements. There were no significant compensating balance agreements which legally restricted these funds.

  As a result of maintaining a consolidated cash management system, the Corporation maintains overdraft positions at certain banks. Such overdrafts, which were included in accounts payable, were $57.0 million and $30.7 million as of December 31, 1998 and 1997, respectively.

8. LONG-TERM DEBT

  Long-term debt consisted of the following:

December 31,                                                1998      1997
-----------------------------------------------------------------------------
In thousands of dollars
Commercial Paper at interest rates ranging from 5.64% to
 6.55%                                                    $    --  $  150,000
Medium-term Notes, 8.875% due 1998                             --      25,000
6.7% Notes due 2005                                        200,000    200,000
6.95% Notes due 2007                                       150,000    150,000
6.95% Notes due 2012                                       150,000    150,000
8.8% Debentures due 2021                                   100,000    100,000
7.2% Debentures due 2027                                   250,000    250,000
Other obligations, net of unamortized debt discount         29,192     29,231
                                                          -------- ----------
Total long-term debt                                       879,192  1,054,231
Less--current portion                                           89     25,095
                                                          -------- ----------
Long-term portion                                         $879,103 $1,029,136
                                                          ======== ==========

  As of December 31, 1997, $150.0 million of commercial paper borrowings were reclassified as long-term debt. A similar reclassification was not recorded as of December 31, 1998, because the Corporation intends to reduce commercial paper borrowings during 1999.

  In March 1997, the Corporation issued $150 million of 6.95% Notes due 2007 under the November 1993 Form S-3 Registration Statement. Proceeds from the debt issuance were used to repay a portion of the commercial paper borrowings associated with the Leaf acquisition.

  In August 1997, the Corporation issued $150 million of 6.95% Notes due 2012 and $250 million of 7.2% Debentures due 2027 under the November 1993 and August 1997 Registration Statements. Proceeds from the debt issuance were used to repay a portion of the short-term borrowings associated with the purchase of Common Stock from the Milton Hershey School Trust.

  Aggregate annual maturities during the next five years are: 1999, $.1 million; 2000, $2.2 million; 2001, $.2 million; 2002, $.2 million; and 2003,
$17.1 million. The Corporation's debt is principally unsecured and of equal priority. None of the debt is convertible into stock of the Corporation. The Corporation is in compliance with all covenants included in the related debt agreements.

9. INCOME TAXES

  The provision for income taxes was as follows:

For the years ended December 31,       1998      1997     1996
----------------------------------------------------------------
In thousands of dollars
Current:
  Federal                            $119,706  $177,145 $158,040
  State                                10,498    20,252   23,288
  Foreign                               3,673     3,392    2,360
                                     --------  -------- --------
Current provision for income taxes    133,877   200,789  183,688
                                     --------  -------- --------
Deferred:
  Federal                              73,422     9,370   12,952
  State                                10,568     5,103    8,134
  Foreign                              (1,749)    2,442    1,777
                                     --------  -------- --------
Deferred provision for income taxes    82,241    16,915   22,863
                                     --------  -------- --------
Total provision for income taxes     $216,118  $217,704 $206,551
                                     ========  ======== ========

  The tax effects of the significant temporary differences which comprised the deferred tax assets and liabilities were as follows:

December 31,                                  1998     1997
-------------------------------------------------------------
In thousands of dollars
Deferred tax assets:
  Post-retirement benefit obligations       $ 87,954 $ 91,706
  Accrued expenses and other reserves         96,843   91,067
  Accrued trade promotion reserves            28,118   30,905
  Other                                       21,530   23,234
                                            -------- --------
    Total deferred tax assets                234,445  236,912
                                            -------- --------
Deferred tax liabilities:
  Depreciation                               308,074  302,675
  Other                                      188,967  117,292
                                            -------- --------
    Total deferred tax liabilities           497,041  419,967
                                            -------- --------
Net deferred tax liabilities                $262,596 $183,055
                                            ======== ========
Included in:
  Current deferred tax assets, net          $ 58,505 $ 84,024
  Non-current deferred tax liabilities, net  321,101  267,079
                                            -------- --------
Net deferred tax liabilities                $262,596 $183,055
                                            ======== ========

  The following table reconciles the Federal statutory income tax rate with the Corporation's effective income tax rate:

For the years ended December 31,                              1998  1997  1996
-------------------------------------------------------------------------------
Federal statutory income tax rate                             35.0% 35.0% 35.0%
Increase (reduction) resulting from:
  State income taxes, net of Federal income tax benefits       3.0   3.4   4.7
  Non-deductible acquisition costs                              .9    .9    .6
  Loss on disposal of businesses for which no tax benefit was
   provided                                                    --    --    2.6
  Other, net                                                   (.1)  --     .2
                                                              ----  ----  ----
Effective income tax rate                                     38.8% 39.3% 43.1%
                                                              ====  ====  ====

  In January 1999, the Corporation received a Notice of Proposed Deficiency (Notice) from the Internal Revenue Service (IRS) related to the years 1989 through 1996. The most significant issue pertains to the Corporate Owned Life Insurance (COLI) program which was implemented by the Corporation in 1989. The IRS proposed the disallowance of interest expense deductions associated with the underlying life insurance policies. The Corporation believes that it has fully complied with the tax law as it relates to its COLI program. The Corporation expects to file a protest of the proposed deficiency with the Appeals section of the IRS in early 1999 and intends to vigorously defend its position on this matter.

10. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

  The Corporation's policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and Federal income tax laws, respectively. Non-domestic pension liabilities are funded in accordance with applicable local laws and regulations. Plan assets are invested in a broadly diversified portfolio consisting primarily of domestic and international common stocks and fixed income securities. Other benefits include health care and life insurance provided by the Corporation under two post-retirement benefit plans.

  Effective December 31, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pension and Other Post-Retirement Benefits (SFAS No. 132). The provisions of SFAS No. 132 revise employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of these plans.

  A summary of the changes in benefit obligations and plan assets as of December 31, 1998 and 1997 is presented below:

                                     Pension Benefits       Other Benefits
                                    --------------------  --------------------
December 31,                          1998       1997       1998       1997
-------------------------------------------------------------------------------
In thousands of dollars
Change in benefits obligation
Benefits obligation at beginning
 of year                             $602,081   $503,528  $ 206,695  $ 176,301
Service cost                           27,621     26,177      4,452      4,390
Interest cost                          41,855     39,385     13,524     13,395
Amendments                               (440)     9,840    (17,427)       967
Actuarial loss                         72,944     32,325     54,698     18,332
Acquisition                               --      26,560     (1,799)     1,677
Other                                  (2,440)    (1,587)      (228)      (154)
Benefits paid                         (49,199)   (34,147)    (8,875)    (8,213)
                                    ---------  ---------  ---------  ---------
Benefits obligation at end of year    692,422    602,081    251,040    206,695
                                    ---------  ---------  ---------  ---------
Change in plan assets
Fair value of plan assets at
 beginning of year                    566,810    450,426        --         --
Actual return on plan assets           91,338     86,405        --         --
Acquisition                               --      38,328        --         --
Employer contribution                  20,634     26,855      8,875      8,213
Other                                  (1,542)    (1,057)       --         --
Benefits paid                         (49,199)   (34,147)    (8,875)    (8,213)
                                    ---------  ---------  ---------  ---------
Fair value of plan assets at end
 of year                              628,041    566,810        --         --
                                    ---------  ---------  ---------  ---------
Funded status                         (64,381)   (35,271)  (251,040)  (206,695)
Unrecognized transition obligation        (91)       193        --         --
Unrecognized prior service cost        35,854     39,337    (33,202)   (25,685)
Unrecognized net actuarial loss
 (gain)                                 6,164    (27,318)    59,589      4,330
Intangible asset                       (1,261)    (6,336)       --         --
Accumulated other comprehensive
 income                                (6,750)       --         --         --
Prior service cost recognized due
 to curtailment                           --         --      12,991        --
Unrecognized prior service cost
 due to amendment                         --         --      (6,924)       --
                                    ---------  ---------  ---------  ---------
(Accrued) benefits cost             $ (30,465) $ (29,395) $(218,586) $(228,050)
                                    =========  =========  =========  =========
Weighted-average assumptions
Discount rate                            6.40%      7.00%      6.40%      7.00%
Expected long-term rate of return
 on assets                               9.50       9.50        N/A        N/A
Rate of increase in compensation
 levels                                  4.80       4.80        N/A        N/A

  For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999 and future years.

  The Corporation's acquisition of the Leaf business in 1996 included its pension plan. The Leaf pension plan was merged into the Hershey Foods Corporation Retirement Plan as of December 31, 1997.

  As of December 31, 1998, for pension plans with accumulated benefit obligations in excess of plan assets, the related projected benefit obligation, accumulated benefit obligation and the fair value of plan assets were $81.1 million, $66.9 million and $22.7 million, respectively.

  As of December 31, 1997, for pension plans with accumulated benefit obligations in excess of plan assets, the related projected benefit obligation and accumulated benefit obligation were $36.4 million and $34.9 million, respectively. As of December 31, 1997, there were no funded pension plans with accumulated benefit obligations in excess of plan assets.

  A summary of the components of net periodic benefits cost for the years ended December 31, 1998 and 1997 is presented below:

                                          Pension Benefits    Other Benefits
                                          ------------------  ----------------
For the years ended December 31,            1998      1997     1998     1997
-------------------------------------------------------------------------------
In thousands of dollars
Components of net periodic benefits cost
Service cost                              $ 27,621  $ 26,177  $ 4,452  $ 4,390
Interest cost                               41,855    39,385   13,524   13,395
Expected return on plan assets             (53,399)  (42,700)     --       --
Amortization of prior service cost           2,941       190   (2,986)  (2,252)
Recognized net actuarial loss (gain)           717    (1,652)     --       --
Other                                          --        --         9        6
                                          --------  --------  -------  -------
Corporate sponsored plans                   19,735    21,400   14,999   15,539
Multi-employer plans                         1,571     1,627      --       --
Administrative expenses                        796       864      --       --
                                          --------  --------  -------  -------
Net periodic benefits cost                $ 22,102  $ 23,891  $14,999  $15,539
                                          ========  ========  =======  =======

  The Corporation has two post-retirement benefit plans. The health care plan is contributory, with participants' contributions adjusted annually, and the life insurance plan is non-contributory. Effective December 1998, for all eligible employees under age 45, the Corporation will provide annual contributions into the Employee Savings Stock Investment and Ownership Plan (ESSIOP) instead of providing coverage under the current retiree medical plan. This change resulted in the immediate recognition of a $13.0 million pre-tax gain which is not included above as a component of net periodic benefits cost. The changes apply to all U.S. full-time salaried employees, and all non-union hourly plant employees working outside of Hershey, PA.

  Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

                                      1 Percentage Point 1 Percentage Point
                                           Increase          (Decrease)
---------------------------------------------------------------------------
In thousands of dollars
Effect on total service and interest
 cost components                           $   940            $   (872)
Effect on post-retirement benefit
 obligation                                 12,935             (11,552)

  A minimum pension liability adjustment is required when the actuarial present value of accumulated plan benefits exceeds plan assets and accrued pension liabilities. In 1998, a minimum liability adjustment of $4.1 million, less allowable intangible assets, net of a deferred tax benefit of $2.7 million, was recorded as a component of other comprehensive loss and reported in accumulated other comprehensive loss as a component of stockholders' equity.

11. EMPLOYEE STOCK OWNERSHIP TRUST

  The Corporation's employee stock ownership trust (ESOP) serves as the primary vehicle for contributions to its existing ESSIOP for participating domestic salaried and hourly employees. The ESOP was funded by a 15-year 7.75% loan of $47.9 million from the Corporation. During 1998 and 1997, the ESOP received a combination of dividends on unallocated shares and contributions from the Corporation equal to the amount required to meet its principal and interest payments under the loan. Simultaneously, the ESOP allocated to participants 159,176 shares of Common Stock each year. As of December 31, 1998, the ESOP held 927,863 allocated shares and 1,273,400 unallocated shares. All ESOP shares are considered outstanding for income per share computations.

  The Corporation recognized net compensation expense equal to the shares allocated multiplied by the original cost of $20 1/16 per share less dividends received by the ESOP on unallocated shares. Compensation expense related to the ESOP for 1998, 1997 and 1996 was $1.0 million, $1.4 million and $1.8 million, respectively. Dividends paid on unallocated ESOP shares were $1.2 million in 1998 and $1.3 million in 1997 and 1996. The unearned ESOP compensation balance in stockholders' equity represented deferred compensation expense to be recognized by the Corporation in future years as additional shares are allocated to participants.

12. CAPITAL STOCK AND NET INCOME PER SHARE

  As of December 31, 1998, the Corporation had 530,000,000 authorized shares of capital stock. Of this total, 450,000,000 shares were designated as Common Stock, 75,000,000 shares as Class B Common Stock (Class B Stock), and 5,000,000 shares as Preferred Stock, each class having a par value of one dollar per share. As of December 31, 1998, a combined total of 179,950,872 shares of both classes of common stock had been issued of which 143,146,715 shares were outstanding. No shares of the Preferred Stock were issued or outstanding during the three-year period ended December 31, 1998.

  In August 1996, the Corporation's Board of Directors declared a two-for-one split of the Common Stock and Class B Common Stock effective September 13, 1996, to stockholders of record August 23, 1996. The split was effected as a stock dividend by distributing one additional share for each share held.

  Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

  Class B Stock can be converted into Common Stock on a share-for-share basis at any time. During 1998, 1997 and 1996, a total of 18,000 shares, 13,000 shares and 2,000 shares, respectively, of Class B Stock were converted into Common Stock.

  Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (Milton Hershey School Trust), as institutional fiduciary for estates and trusts unrelated to Milton Hershey School, and as direct owner of investment shares, held a total of 14,531,294 shares of the Common Stock, and as Trustee for the benefit of Milton Hershey School, held 30,306,006 shares of the Class B Stock as of December 31, 1998, and was entitled to cast approximately 76% of the total votes of both classes of the Corporation's common stock. The Milton Hershey School Trust must approve the issuance of shares of Common Stock or any other action which would result in the Milton Hershey School Trust not continuing to have voting control of the Corporation.

  A total of 9,861,119 shares of Common Stock have been repurchased for approximately $287.5 million under share repurchase programs which were approved by the Corporation's Board of Directors in 1993 and 1996. Of the shares repurchased, 528,000 shares were retired, 529,498 shares were reissued to satisfy stock options obligations and the remaining 8,803,621 shares were held as Treasury Stock as of December 31, 1998. In August 1997, the Corporation purchased an additional

9,900,990 shares of its Common Stock to be held as Treasury Stock from the Milton Hershey School Trust for $500.0 million. This was in addition to the 18,099,546 shares purchased from the Milton Hershey School Trust in August 1995 for $500.0 million. A total of 36,804,157 shares were held as Treasury Stock as of December 31, 1998.

  Basic and Diluted Earnings per Share were computed based on the weighted average number of shares of the Common Stock and the Class B Stock outstanding as follows:

                                                               Per-
For the year ended December 31,       Income       Shares     Share
1998                                (Numerator) (Denominator) Amount
--------------------------------------------------------------------
In thousands of dollars except
shares and per share amounts
Net Income per Share--Basic
Net income                           $340,888    143,446,421  $2.38
                                                              =====
Effect of Dilutive Securities
Stock options                             --       2,008,355
Performance stock units                   --         106,968
Restricted stock units                    --           1,238
                                     --------    -----------
Net Income per Share--Diluted
Net income and assumed conversions   $340,888    145,562,982  $2.34
                                     ========    ===========  =====

                                                               Per-
For the year ended December 31,       Income       Shares     Share
1997                                (Numerator) (Denominator) Amount
--------------------------------------------------------------------
In thousands of dollars except
shares and per share amounts
Net Income per Share--Basic
Net income                           $336,251    149,173,558  $2.25
                                                              =====
Effect of Dilutive Securities
Stock options                             --       1,726,761
Performance stock units                   --         112,649
Restricted stock units                    --           3,389
                                     --------    -----------
Net Income per Share--Diluted
Net income and assumed conversions   $336,251    151,016,357  $2.23
                                     ========    ===========  =====

                                                               Per-
For the year ended December 31,       Income       Shares     Share
1996                                (Numerator) (Denominator) Amount
--------------------------------------------------------------------
In thousands of dollars except
shares and per share amounts
Net Income per Share--Basic
Net income                           $273,186    154,333,549  $1.77
                                                              =====
Effect of Dilutive Securities
Stock options                             --       1,270,177
Performance stock units                   --          84,697
Restricted stock units                    --           1,528
                                     --------    -----------
Net Income per Share--Diluted
Net income and assumed conversions   $273,186    155,689,951  $1.75
                                     ========    ===========  =====

13. STOCK COMPENSATION PLAN

  The long-term portion of the Key Employee Incentive Plan (KEIP), provides for grants of stock-based compensation awards to senior executives and key employees of one or more of the following: non-qualified stock options (fixed stock options), performance stock units, stock appreciation rights and restricted stock units. The KEIP also provides for the deferral of performance stock unit awards by participants. As of December 31, 1998, 15.3 million shares were authorized for grants under the long-term portion of the KEIP.

  In 1996, the Corporation's Board of Directors approved a world-wide, broad-based employee stock option program, called HSY Growth. HSY Growth provides all eligible employees with a one-time grant of 100 non-qualified stock options. Under HSY Growth, over 1.2 million shares were granted on January 7, 1997.

  The Corporation applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the KEIP and HSY Growth. Accordingly, no compensation cost has been recognized for its fixed stock option grants. Had compensation cost for the Corporation's stock-based compensation plans been determined based on the fair value at the grant dates for awards under the KEIP and HSY Growth consistent with the method of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," the Corporation's net income and net income per share would have been reduced to the pro forma amounts indicated below:

   For the years ended December 31,                    1998     1997     1996
  -----------------------------------------------------------------------------
   In thousands of dollars except per share amounts
   Net income                 As reported            $340,888 $336,251 $273,186
                              Pro forma               329,621  330,710  266,517
   Net income per share--
    Basic                     As reported            $   2.38 $   2.25 $   1.77
                              Pro forma                  2.30     2.22     1.73
   Net income per share--
    Diluted                   As reported            $   2.34 $   2.23 $   1.75
                              Pro forma                  2.26     2.19     1.71

  The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yields of 1.6%, 1.9% and 2.4%, expected volatility of 21%, 20% and 20%, risk-free interest rates of 5.9%, 6.2% and 5.6%, and expected lives of 6.5, 5.7 and
7.5 years.

Fixed Stock Options

  The exercise price of each option equals the market price of the Corporation's Common Stock on the date of grant. Under the KEIP, options are granted in January and generally vest at the end of the second year and have a maximum term of ten years. Options granted under the HSY Growth program vest at the end of the fifth year and have a term of ten years.

  A summary of the status of the Corporation's fixed stock options as of December 31, 1998, 1997, and 1996, and changes during the years ending on those dates is presented below:

                                 1998                 1997                  1996
                          -------------------- -------------------- ---------------------
                                     Weighted-            Weighted-             Weighted-
                                      Average              Average               Average
                                     Exercise             Exercise              Exercise
Fixed Options              Shares      Price    Shares      Price     Shares      Price
-----------------------------------------------------------------------------------------
Outstanding at beginning
 of year                  6,713,920   $31.73   5,902,220   $27.40    4,435,800   $22.54
Granted                   1,739,050   $61.22   1,485,250   $44.64    2,619,200   $33.08
Exercised                  (751,600)  $25.78    (656,350)  $21.94   (1,062,980)  $20.74
Forfeited                   (36,100)  $52.61     (17,200)  $33.06      (89,800)  $31.92
                          ---------            ---------            ----------
Outstanding at end of
 year                     7,665,270   $38.91   6,713,920   $31.73    5,902,220   $27.40
                          =========            =========            ==========
Options exercisable at
 year-end                 4,480,670   $28.45   3,013,670   $24.38    3,670,020   $23.94
                          =========            =========            ==========
Weighted-average fair
 value of options
 granted during the year
 (per share)              $   18.30            $   11.66            $     8.70
                          =========            =========            ==========

  The increase in the weighted-average fair value of options reflects higher grant prices and lower dividend yields.

  The following table summarizes information about fixed stock options outstanding as of December 31, 1998:

                                Options Outstanding                   Options Exercisable
                    ------------------------------------------- --------------------------------
                                     Weighted-
                                      Average
                        Number       Remaining     Weighted-         Number         Weighted-
Range of Exercise   Outstanding as  Contractual     Average     Exercisable as of    Average
Prices               of 12/31/98   Life in Years Exercise Price     12/31/98      Exercise Price
------------------------------------------------------------------------------------------------
$17 11/16-26 1/2      2,194,970         4.4          $23.63         2,194,970         $23.63
$33 1/16-44 1/2       3,728,050         7.4          $37.50         2,285,700         $33.07
$56 1/4-63 11/16      1,742,250         9.0          $61.17               --
                      ---------                                     ---------
$17 11/16-63 11/16    7,665,270         6.9          $38.91         4,480,670         $28.45
                      =========                                     =========

Performance Stock Units

  Under the long-term portion of the KEIP, each January the Corporation grants selected executives and other key employees performance stock units whose vesting is contingent upon the achievement of certain performance objectives. If at the end of three-year performance cycles, targets for financial measures of earnings per share, economic value added and free cash flow are met, the full number of shares are awarded to the participants. The performance scores can range from 0% to 150% of the targeted amounts. The compensation cost charged against income for the performance-based plan was $6.6 million, $9.1 million and $5.8 million for 1998, 1997, and 1996, respectively. The compensation cost associated with the long-term portion of the KEIP is recognized ratably over the three-year term based on the year-end market value of the stock. Performance stock units and restricted stock units granted for potential future distribution were as follows:

     For the years ended December 31,               1998    1997    1996
    ----------------------------------------------------------------------
     Shares granted                                 48,150  95,250  86,000
     Weighted-average fair value at date of grant  $ 61.54 $ 45.17 $ 33.56

  Deferred performance stock units, deferred directors' fees and accumulated dividend amounts totaled 373,933 shares as of December 31, 1998.

  No stock appreciation rights were outstanding as of December 31, 1998.

14. SUPPLEMENTAL BALANCE SHEET INFORMATION

Accounts Receivable--Trade

  In the normal course of business, the Corporation extends credit to customers which satisfy pre-defined credit criteria. The Corporation believes that it has little concentration of credit risk due to the diversity of its customer base. Receivables, as shown on the consolidated balance sheets, were net of allowances and anticipated discounts of $19.9 million and $15.8 million as of December 31, 1998 and 1997, respectively.

Inventories

  The Corporation values the majority of its inventories under the last-in, first-out (LIFO) method and the remaining inventories at the lower of first-in, first-out (FIFO) cost or market. LIFO cost of inventories valued using the LIFO method was $342.9 million and $372.7 million as of December 31, 1998 and 1997, respectively, and all inventories were stated at amounts that did not exceed realizable values. Total inventories were as follows:

      December 31,               1998       1997
     -----------------------------------------------
      In thousands of dollars
      Raw materials            $ 205,111  $ 223,702
      Goods in process            38,420     36,015
      Finished goods             340,442    334,639
                               ---------  ---------
      Inventories at FIFO        583,973    594,356
      Adjustment to LIFO         (90,724)   (88,831)
                               ---------  ---------
      Total inventories        $ 493,249  $ 505,525
                               =========  =========

Property, Plant and Equipment

  Property, plant and equipment balances included construction in progress of $96.6 million and $144.0 million as of December 31, 1998 and 1997, respectively. Major classes of property, plant and equipment were as follows:

      December 31,                             1998         1997
     ----------------------------------------------------------------
      In thousands of dollars
      Land                                  $    30,871  $    31,340
      Buildings                                 541,181      540,729
      Machinery and equipment                 2,130,735    2,015,161
                                            -----------  -----------
      Property, plant and equipment, gross    2,702,787    2,587,230
      Accumulated depreciation               (1,054,729)    (938,993)
                                            -----------  -----------
      Property, plant and equipment, net    $ 1,648,058  $ 1,648,237
                                            ===========  ===========

Accrued Liabilities

  Accrued liabilities were as follows:

      December 31,                      1998      1997
     ----------------------------------------------------
      In thousands of dollars
      Payroll and other compensation  $  87,666 $  92,102
      Advertising and promotion          67,916    86,184
      Other                             138,833   193,259
                                      --------- ---------
      Total accrued liabilities       $ 294,415 $ 371,545
                                      ========= =========

Other Long-term Liabilities

  Other long-term liabilities were as follows:

      December 31,                         1998      1997
     -------------------------------------------------------
      In thousands of dollars
      Accrued post-retirement benefits   $ 206,345 $ 216,901
      Other                                140,424   129,599
                                         --------- ---------
      Total other long-term liabilities  $ 346,769 $ 346,500
                                         ========= =========

15. SEGMENT INFORMATION

  The Corporation operates in a single consumer foods line of business, encompassing the manufacture, distribution and sale of confectionery, grocery and pasta products. Consolidated net sales represented primarily sales of confectionery products. The Corporation's principal operations and markets are located in the United States. The Corporation also manufactures, markets, sells and distributes confectionery and grocery products in Canada and Mexico, imports and/or markets selected confectionery and grocery products in Japan, China and the Philippines, and markets confectionery products in over 90 countries worldwide.

  Net sales and long-lived assets of businesses outside of the United States were not significant. Sales to Wal-Mart Stores, Inc. and Subsidiaries exceeded 10% of total net sales and amounted to approximately $619.1 million, $529.6 million and $471.3 million in 1998, 1997 and 1996, respectively.

16. QUARTERLY DATA (Unaudited)

Summary quarterly results were as follows:

Year 1998                           First     Second    Third      Fourth
---------------------------------------------------------------------------
In thousands of dollars except per share
amounts
Net sales                         $1,098,076 $880,399 $1,217,237 $1,239,903
Gross profit                         445,736  357,684    510,632    496,506
Net income                            75,433   47,965    107,533    109,957
Net income per share--Basic              .53      .33        .75        .77
Net income per share--Diluted(a)         .52      .33        .74        .76
Year 1997                           First     Second    Third      Fourth
---------------------------------------------------------------------------
In thousands of dollars except per share
amounts
Net sales                         $1,002,469 $905,729 $1,151,610 $1,242,428
Gross profit                         413,188  375,411    479,006    545,735
Net income                            68,894   50,564    100,673    116,120
Net income per share--Basic(a)           .45      .33        .68        .81
Net income per share--Diluted(a)         .45      .33        .67        .80

--------
(a) Quarterly income per share amounts do not total to the annual amounts due to changes in weighted average shares outstanding during the year.

                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

  Hershey Foods Corporation is responsible for the financial statements and other financial information contained in this report. The Corporation believes that the financial statements have been prepared in conformity with generally accepted accounting principles appropriate under the circumstances to reflect in all material respects the substance of applicable events and transactions. In preparing the financial statements, it is necessary that management make informed estimates and judgments. The other financial information in this annual report is consistent with the financial statements.

  The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that financial records are reliable for purposes of preparing financial statements and that assets are properly accounted for and safeguarded. The concept of reasonable assurance is based on the recognition that the cost of the system must be related to the benefits to be derived. The Corporation believes its system provides an appropriate balance in this regard. The Corporation maintains an Internal Audit Department which reviews the adequacy and tests the application of internal accounting controls.

  The financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose appointment was ratified by stockholder vote at the stockholders' meeting held on April 28, 1998. Their report expresses an opinion that the Corporation's financial statements are fairly stated in conformity with generally accepted accounting principles, and they have indicated to us that their audit was performed in accordance with generally accepted auditing standards which are designed to obtain reasonable assurance about whether the financial statements are free of material misstatement.

  The Audit Committee of the Board of Directors of the Corporation, consisting solely of non-management directors, meets regularly with the independent public accountants, internal auditors and management to discuss, among other things, the audit scopes and results. Arthur Andersen LLP and the internal auditors both have full and free access to the Audit Committee, with and without the presence of management.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Hershey Foods Corporation:

  We have audited the accompanying consolidated balance sheets of Hershey Foods Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, appearing on pages A-12 through A-32. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hershey Foods Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

New York, New York
January 29, 1999

                           HERSHEY FOODS CORPORATION

                   ELEVEN-YEAR CONSOLIDATED FINANCIAL SUMMARY

                All dollar and share amounts in thousands except
                     market price and per share statistics

                            10-Year
                           Compound
                          Growth Rate       1998            1997            1996
                          ----------- ----------------  -------------  ---------------
Summary of Operations(a)
 Net Sales                    7.42%   $      4,435,615      4,302,236        3,989,308
                                      ----------------  -------------  ---------------
 Cost of Sales                7.06%   $      2,625,057      2,488,896        2,302,089
 Selling, Marketing and
  Administrative              7.33%   $      1,167,895      1,183,130        1,124,087
 Non-recurring
  Credits/(Charges)(m)                $            --             --           (35,352)
 Interest Expense, Net       11.08%   $         85,657         76,255           48,043
 Income Taxes                 8.96%   $        216,118        217,704          206,551
                                      ----------------  -------------  ---------------
 Income from Continuing
  Operations Before
  Accounting Changes          8.96%   $        340,888        336,251          273,186
 Net Cumulative Effect
  of Accounting Changes               $            --             --               --
 Discontinued Operations              $            --             --               --
                                      ----------------  -------------  ---------------
 Net Income                   4.77%   $        340,888        336,251          273,186
                                      ================  =============  ===============
 Income Per Share:(b)
  From Continuing
   Operations Before
   Accounting Changes
    --Basic                  11.52%   $           2.38           2.25             1.77(h)
    --Diluted                11.33%   $           2.34           2.23             1.75
  Net Cumulative Effect
   of Accounting Changes
    --Basic and Diluted               $            --             --               --
  Net Income--Basic           7.27%   $           2.38           2.25             1.77(h)
  Net Income--Diluted         7.09%   $           2.34           2.23             1.75
 Weighted Average Shares
  Outstanding--Basic(b)                        143,446        149,174          154,334
 Weighted Average Shares
  Outstanding--
  Diluted(b)                                   145,563        151,016          155,690
 Dividends Paid on
  Common Stock                7.68%   $        103,616         98,390           93,884
  Per Share(b)               10.80%   $           .920           .840             .760
 Dividends Paid on Class
  B Common Stock             10.83%   $         25,428         23,156           20,879
  Per Share(b)               10.87%   $           .835           .760             .685
 Income from Continuing
  Operations Before
  Accounting Changes as
  a Percent of Net Sales                           7.7%           7.8%             7.7%(c)
 Depreciation                12.22%   $        138,489        135,016          119,443
 Advertising                  6.59%   $        187,505        202,408          174,199
 Promotion                    7.39%   $        469,709        451,580          429,208
 Payroll                      6.55%   $        563,045        524,827          491,677
Year-end Position and
 Statistics(a)
 Capital Additions            4.72%   $        161,328        172,939          159,433
 Total Assets                 6.79%   $      3,404,098      3,291,236        3,184,796
 Long-term Portion of
  Debt                       14.20%   $        879,103      1,029,136          655,289
 Stockholders' Equity          .36%   $      1,042,301        852,806        1,161,021
 Operating Return on
  Average Stockholders'
  Equity                                          36.0%          33.4%            27.5%
 Operating Return on
  Average Invested
  Capital                                         17.4%          17.5%            17.8%
 Full-time Employees                            14,700         14,900           14,000
Stockholders' Data(b)
 Outstanding Shares of
  Common Stock and
  Class B Common Stock
  at Year-end                                  143,147        142,932          152,942
 Market Price of Common
  Stock at Year-end          16.94%   $        62 3/16       61 15/16           43 3/4
 Range During Year                    $76 3/8-59 11/16  63 7/8-42 1/8  51 3/4-31 15/16

--------
See Notes to the Eleven-Year Consolidated Financial Summary on page A-37.

                              1995              1994               1993                1992            1991
                          -----------     --------------     ---------------     --------------  --------------
Summary of Operations(a)
 Net Sales                  3,690,667          3,606,271           3,488,249          3,219,805       2,899,165
                          -----------     --------------     ---------------     --------------  --------------
 Cost of Sales              2,126,274          2,097,556           1,995,502          1,833,388       1,694,404
 Selling, Marketing and
  Administrative            1,053,758          1,034,115           1,035,519            958,189         814,459
 Non-recurring
  Credits/(Charges)(m)            151           (106,105)             80,642                --              --
 Interest Expense, Net         44,833             35,357              26,995             27,240          26,845
 Income Taxes                 184,034            148,919             213,642            158,390         143,929
                          -----------     --------------     ---------------     --------------  --------------
 Income from Continuing
  Operations Before
  Accounting Changes          281,919            184,219             297,233            242,598         219,528
 Net Cumulative Effect
  of Accounting Changes           --                 --             (103,908)               --              --
 Discontinued Operations          --                 --                  --                 --              --
                          -----------     --------------     ---------------     --------------  --------------
 Net Income                   281,919            184,219             193,325            242,598         219,528
                          ===========     ==============     ===============     ==============  ==============
 Income Per Share:(b)
  From Continuing
   Operations Before
   Accounting Changes
    --Basic                      1.70(i)            1.06 (j)            1.65(k)            1.34            1.21
    --Diluted                    1.69               1.05                1.65               1.34            1.21
  Net Cumulative Effect
   of Accounting Changes
    --Basic and Diluted           --                 --                 (.58)               --              --
  Net Income--Basic              1.70(i)            1.06 (j)            1.07(k)            1.34            1.21
  Net Income--Diluted            1.69               1.05                1.07               1.34            1.21
 Weighted Average Shares
  Outstanding--Basic(b)       166,036            174,367             179,929            180,775         180,767
 Weighted Average Shares
  Outstanding--
  Diluted(b)                  166,721            174,740             180,495            181,160         181,112
 Dividends Paid on
  Common Stock                 91,190             89,660              84,711             77,174          70,426
  Per Share(b)                   .685               .625                .570               .515            .470
 Dividends Paid on Class
  B Common Stock               18,900             17,301              15,788             14,270          12,975
  Per Share(b)                   .620              .5675               .5175              .4675            .425
 Income from Continuing
  Operations Before
  Accounting Changes as
  a Percent of Net Sales          7.6%               7.3%(d)             7.4%(e)            7.5%            7.6%
 Depreciation                 119,438            114,821             100,124             84,434          72,735
 Advertising                  159,200            120,629             130,009            137,631         117,049
 Promotion                    402,454            419,164             444,546            398,577         325,465
 Payroll                      461,928            472,997             469,564            433,162         398,661
Year-end Position and
 Statistics(a)
 Capital Additions            140,626            138,711             211,621            249,795         226,071
 Total Assets               2,830,623          2,890,981           2,855,091          2,672,909       2,341,822
 Long-term Portion of
  Debt                        357,034            157,227             165,757            174,273         282,933
 Stockholders' Equity       1,082,959          1,441,100           1,412,344          1,465,279       1,335,251
 Operating Return on
  Average Stockholders'
  Equity                         22.2%              18.5%               17.8%              17.3%           17.0%
 Operating Return on
  Average Invested
  Capital                        17.1%              15.6%               15.0%              14.4%           13.8%
 Full-time Employees           13,300             14,000              14,300             13,700          14,000
Stockholders' Data(b)
 Outstanding Shares of
  Common Stock and
  Class B Common Stock
  at Year-end                 154,532            173,470             175,226            180,373         180,373
 Market Price of Common
  Stock at Year-end            32 1/2            24 3/16              24 1/2             23 1/2         22 3/16
 Range During Year        33 15/16-24     26 3/4-20 9/16     27 15/16-21 3/4     24 3/16-19 1/8  22 1/4-17 9/16
                               1990                1989             1988
                          ---------------     --------------  -----------------
Summary of Operations(a)
 Net Sales                      2,715,609          2,420,988         2,168,048
                          ---------------     --------------  -----------------
 Cost of Sales                  1,588,360          1,455,612         1,326,458
 Selling, Marketing and
  Administrative                  776,668            655,040           575,515
 Non-recurring
  Credits/(Charges)(m)             35,540                --                --
 Interest Expense, Net             24,603             20,414            29,954
 Income Taxes                     145,636            118,868            91,615
                          ---------------     --------------  -----------------
 Income from Continuing
  Operations Before
  Accounting Changes              215,882            171,054           144,506
 Net Cumulative Effect
  of Accounting Changes               --                 --                --
 Discontinued Operations              --                 --             69,443
                          ---------------     --------------  -----------------
 Net Income                       215,882            171,054           213,949
                          ===============     ==============  =================
 Income Per Share:(b)
  From Continuing
   Operations Before
   Accounting Changes
    --Basic                          1.19(l)             .95               .80
    --Diluted                        1.19                .95               .80
  Net Cumulative Effect
   of Accounting Changes
    --Basic and Diluted               --                 --                --
  Net Income--Basic                  1.19(l)             .95              1.18
  Net Income--Diluted                1.19                .95              1.18
 Weighted Average Shares
  Outstanding--Basic(b)           180,766            180,824           180,981
 Weighted Average Shares
  Outstanding--
  Diluted(b)                      180,987            180,984           181,140
 Dividends Paid on
  Common Stock                     74,161(f)          55,431            49,433
  Per Share(b)                       .495(f)            .370              .330
 Dividends Paid on Class
  B Common Stock                   13,596(f)          10,161             9,097
  Per Share(b)                       .445(f)           .3325             .2975
 Income from Continuing
  Operations Before
  Accounting Changes as
  a Percent of Net Sales              7.2%(g)            7.1%              6.7%
 Depreciation                      61,725             54,543            43,721
 Advertising                      146,297            121,182            99,082
 Promotion                        315,242            256,237           230,187
 Payroll                          372,780            340,129           298,483
Year-end Position and
 Statistics(a)
 Capital Additions                179,408            162,032           101,682
 Total Assets                   2,078,828          1,814,101         1,764,665
 Long-term Portion of
  Debt                            273,442            216,108           233,025
 Stockholders' Equity           1,243,537          1,117,050         1,005,866
 Operating Return on
  Average Stockholders'
  Equity                             16.6%              16.1%             17.5%
 Operating Return on
  Average Invested
  Capital                            13.4%              13.2%             13.3%
 Full-time Employees               12,700             11,800            12,100
Stockholders' Data(b)
 Outstanding Shares of
  Common Stock and
  Class B Common Stock
  at Year-end                     180,373            180,373           180,373
 Market Price of Common
  Stock at Year-end                18 3/4           17 15/16                13
 Range During Year        19 13/16-14 1/8     18 7/16-12 3/8  14 5/16-10 15/16

            Notes to the Eleven-Year Consolidated Financial Summary

(a) All amounts, with the exception of the Return on Average Stockholders' Equity and Return on Average Invested Capital, have been restated for discontinued operations, where applicable. Operating Return on Average Stockholders' Equity and Operating Return on Average Invested Capital have been computed using Net Income, excluding the 1988 gain on disposal included in Discontinued Operations, the 1993 Net Cumulative Effect of Accounting Changes, and the after-tax impacts of the 1990 Restructuring Gain, Net, the 1993 Gain on Sale of the Investment Interest in Freia Marabou a.s (Freia), the 1994 Restructuring Charge, the net 1995 Restructuring Credit and the 1996 Loss on Sale of Businesses.

(b) All shares and per share amounts have been adjusted for the two-for-one stock split effective September 13, 1996.

(c) Calculated percent excludes the 1996 Loss on Sale of Businesses. Including the loss, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 6.8%.

(d) Calculated percent excludes the 1994 Restructuring Charge. Including the charge, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 5.1%.

(e) Calculated percent excludes the 1993 Gain on Sale of Investment Interest in Freia. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 8.5%.

(f) Amounts included a special dividend for 1990 of $11.2 million or $.075 per share of Common Stock and $2.1 million or $.0675 per share of Class B Common Stock.

(g) Calculated percent excludes the 1990 Restructuring Gain, Net. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 7.9%.

(h) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1996 included a $.23 per share loss on the sale of the Gubor and Sperlari businesses. Excluding the impact of this loss, Income Per Share from Continuing Operations Before Accounting Changes--Basic and Net Income Per Share--Basic would have been $2.00.

(i) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1995 included a net $.01 per share credit associated with adjustments to accrued restructuring reserves. Excluding the impact of this net credit, Income Per Share from Continuing Operations Before Accounting Changes--Basic and Net Income Per Share--Basic would have been $1.69.

(j) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1994 included a $.46 per share restructuring charge. Excluding the impact of this charge, Income Per Share from Continuing Operations Before Accounting Changes--Basic and Net Income Per Share--Basic would have been $1.52.

(k) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1993 included a $.23 per share gain on the sale of the investment interest in Freia. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes--Basic would have been $1.43.

(l) Income Per Share from Continuing Operations Before Accounting Changes-- Basic and Net Income Per Share--Basic for 1990 included an $.11 per share Restructuring Gain, Net. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes--Basic and Net Income Per Share--Basic would have been $1.08.

(m) Includes the Loss on Sale of Businesses in 1996; Restructuring Credit in 1995; Restructuring Charge in 1994; Gain on Sale of Investment Interest in 1993 and Restructuring Gain, Net in 1990.

                         [MAP OF HERSHEY APPEARS HERE]

HERSHEY FOODS CORPORATION
CLASS B COMMON STOCK

                                                 This Proxy is solicited on
                                                   behalf of the Board of
                                                          Directors

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 15, 1999, appoints K.L. Wolfe, J.P. Viviano, and R.M. Reese and each or any of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Class B Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 27, 1999, at The Hershey Lodge & Convention Center, West Chocolate Avenue & University Drive, Hershey, Pennsylvania, or at any adjournment thereof.

The shares of Class B Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to ten votes for each such share held. If no direction is made, the proxy will be voted FOR the election of the nine nominees for Director listed on the reverse side and FOR the approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1999.

                   This proxy is continued on reverse side.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2


Item 1. Election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together without regard to class:
          W.H. Alexander, R.H. Campbell, C.M. Evans, M.D., B. Guiton Hill, J.C. Jamison, M.F. Pasquale, J.M. Pietruski, J.P. Viviano, K.L. Wolfe.

          [_] FOR all nominees  [_] WITHHOLD AUTHORITY for all nominees

To withhold authority to vote for any individual nominee, write the nominee's name in the space below:

                                                         FOR   AGAINST   ABSTAIN
                                                         ---   -------   -------

Item 2.   Approval of Arthur Andersen LLP as the
          Corporation's independent public accountants
          for 1999.                                      [_]     [_]       [_]


In their discretion, the Proxies are authorized to vote for a substitute should any nominee become unavailable for election and upon such other business as may come before the meeting.



Dated:                       , 1999
      -----------------------                  --------------------------------
                                                     Signature

                                               --------------------------------
                                                     Signature



Please mark, sign [exactly as name(s) appears above], date and mail this card promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

P R O X Y

HERSHEY FOODS CORPORATION                      This Proxy is
                                            Solicited on Behalf
                                              of the Board of
                                                 Directors

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 15, 1999, appoints K.L. Wolfe, J.P. Viviano, and R.M. Reese, and each or any of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 27, 1999, at The Hershey Lodge & Convention Center, West Chocolate Avenue & University Drive, Hershey, Pennsylvania, or at any adjournment thereof.

The shares of Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to one vote for each such share held. If no direction is made, the proxy will be voted FOR the election of the eleven nominees for Director and FOR the approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1999.

         The Board of Directors recommends a vote "FOR" Items 1 and 2.

Item 1. Election of A.Z. Loren and M.J. McDonald as Directors by holders of the Common Stock voting as a class; and election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together without regard to class: W.H. Alexander, R.H. Campbell, C.M. Evarts, M.D., B. Guiton Hill, J.C. Jamison, M.F. Pasquale,
      J.M. Pietruski, J.P. Viviano, K.L. Wolfe.
                                                     (item 1. continued on back)

[_] FOR all nominees       [_] WITHHOLD AUTHORITY to vote for all nominees
 To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

                                                            FOR AGAINST ABSTAIN
                                                            --- ------- -------
 Item 2. Approval of Arthur Andersen LLP as the             [_]   [_]     [_]
         Corporation's independent public accountants for
         1999.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                           ____________________________________
                                           Signature                    Date
                                           ____________________________________
                                           Signature                    Date

Please mark, sign [exactly as name(s) appears above], date and mail this card promptly in the postage prepaid return envelope provided.

                           HERSHEY FOODS CORPORATION
          This Proxy is Solicited on Behalf of the Board of Directors.

  The undersigned, having received the Notice of Meeting and Proxy Statement dated March 15, 1999, appoints K.L. Wolfe, J.P. Viviano and R.M. Reese and each or any of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 27, 1999, at The Hershey Lodge & Convention Center, West Chocolate Avenue & University Drive, Hershey, Pennsylvania, or at any adjournment thereof.

  The shares of Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to one vote for each such share held. If no direction is made, the proxy will be voted FOR the election of the eleven nominees for Director and FOR the approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1999. Except with regard to voting separately as a class on the election of Messrs. Loren and McDonald, shares of the Common Stock will vote together with shares of the Class B Common Stock without regard to class.



                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE FOLLOW THE TELEPHONE VOTING INSTRUCTIONS OR SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.

                [VOTE BY TELEPHONE INSTRUCTIONS APPEARS HERE]

 -------------------------------------------------------------------------------
                                                                     Please mark
                                                                     your votes
                                                                     this way
                                                                        [X]


                                                                                                                WITHHOLD
                                                                                       for all                  AUTHORITY
The Board of Directors recommends a vote "FOR" Items 1 and 2.                          FOR all    Nominees       FOR all
                                                                                       Nominees    Except*      Nominees
Item 1. Election of 01 A.Z. Loren and 02 M.J. McDonald as Directors by holders           [_]        [_]            [_]
of the Common Stock voting as a class; and election of the following as Direc-
tors by holders of the Common Stock and the Class B Common Stock voting to-
gether without regard to class: 03 W.H. Alexander, 04 R.H. Campbell, 05 C.M.
Evarts, M.D., 06 B. Guiton Hill, 07 J.C. Jamison, 08 M.F. Pasquale, 09
J.M. Pietruski, 10 J.P. Viviano, 11 K.L. Wolfe.

*Exceptions:
            ----------------------------------------------------                         For      Against          Abstain

Item 2. Approval of Arthur Andersen LLP as the Corporation's independent public          [_]        [_]              [_]
accountants for 1999.

----------------------------------------------------------------------------------------------------------------------------
In their discretion, the Proxies are authorized to vote for a substitute should    If you plan to attend the Annual
any nominee become unavailable for election and upon such other business as may    Meeting, please mark the Will
properly come before the meeting.                                                  Attend block.
                                                                                                                     WILL
                                                                                                                    ATTEND
                                                                                                                     [_]

      Signature(s) _________________________________________     Date ____,1999
Please follow the telephone voting instructions on the reverse side or mark, sign [exactly as name(s) appears above], date and mail this card promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

--------------------------------------------------------------------------------

                            [COUPON APPEARS HERE]

--------------------------------------------------------------------------------

                        [ADMISSION TICKET APPEARS HERE]

--------------------------------------------------------------------------------

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - -



                           HERSHEY FOODS CORPORATION
              EMPLOYEE SAVINGS STOCK INVESTMENT AND OWNERSHIP PLAN
   This Voting Instruction is Solicited on Behalf of the Board of Directors.

  The undersigned, having received the Notice of Meeting and Proxy Statement dated March 15, 1999, instructs American Express Trust Company*, as Trustee, to represent and vote all of the shares of Common Stock of Hershey Foods Corporation which are credited to my account under the above Plan at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 27, 1999, or at any adjournment thereof.

  The shares of Common Stock represented by this proxy will be voted by the Trustee in the manner directed. If no direction is given, or is received by the Trustee after April 20, 1999, the shares in the Employee Savings Stock Investment and Ownership Plan (ESSIOP) will be voted by the Trustee in the same proportion as the final aggregate vote of the Plan participants actually voting on the matter. Except with regard to voting separately as a class on the election of Messrs. Loren and McDonald, shares of the Common Stock will vote together with shares of the Class B Common Stock without regard to class.

         THIS VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
PLEASE FOLLOW THE TELEPHONE VOTING INSTRUCTIONS OR SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.
      * American Express Trust Company, Trustee, has appointed ChaseMellon
                Shareholder Services as agent to tally the vote.

--------------------------------------------------------------------------------
                                                                     Please mark
                                                                 [X]  your votes
                                                                       this way

                                                                                                                  WITHHOLD
The Board of Directors recommends a vote "FOR" Items 1 and 2.                                        FOR all     AUTHORITY
                                                                                      FOR all        Nominees     for all
Item 1. Election of 01 A.Z. Loren and 02 M.J. McDonald as Directors by holders        Nominees        Except*     Nominees
of the Common Stock voting as a class; and election of the following as Direc-          [_]            [_]          [_]
tors by holders of the Common Stock and the Class B Common Stock voting to-
gether without regard to class: 03 W.H. Alexander, 04 R.H. Campbell, 05 C.M.            For          Against      Abstain
Evarts, M.D., 06 B. Guiton Hill, 07 J.C. Jamison, 08 M.F. Pasquale, 09                  [_]            [_]          [_]
J.M. Pietruski, 10 J.P. Viviano, 11 K.L. Wolfe.
*Exceptions:
     ---------------------------------------------------
Item 2. Approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1999.

--------------------------------------------------------------------------
In its discretion, the Trustee is authorized to vote for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.





      Signature(s) ________________________________________     Date____,1999
Please follow the telephone voting instructions below or mark, sign [exactly as name(s) appears above], date and mail this card promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.
--------------------------------------------------------------------------

[VOTE BY TELEPHONE INSTRUCTIONS APPEARS HERE]

[LOGO OF HERSHEY FOODS APPEARS HERE]                  Hershey Foods Corporation
                                                      Corporate Headquarters
                                                      100 Crystal A Drive
                                                      P.O. Box 810
                                                      Hershey, PA 17033-0810



                                               March 15, 1999


TO: FELLOW PARTICIPANTS IN HERSHEY'S EMPLOYEE SAVINGS STOCK INVESTMENT AND OWNERSHIP PLAN (ESSIOP)

     I am pleased to provide to you a copy of Hershey Foods' 1998 Annual Report to Stockholders. Also enclosed are a voting instruction card and a Proxy Statement which explain the items upon which you are voting. Two methods of voting your shares are available this year. Please see the instructions for voting by telephone on the enclosed proxy card or sign and return the enclosed proxy card. Your completed card must be received by April 20, 1999 in order to be tallied. For your convenience in returning the voting card, a postage-paid envelope is provided. I urge you to take advantage of this opportunity to have the shares being held for you voted at the Annual Meeting of Stockholders on April 27, 1999.

     Please note that if you own shares through the Hershey Employee Stock Purchase Plan (HESPP), you will receive a separate proxy card for ADP for voting those shares.


     If you have any questions, you may call the Law Department at (717)
     534-7911.

     Remember, your vote is important. Thank you.
                         --

                                      /s/ Kenneth L. Wolfe
                                          Kenneth L. Wolfe
                                          Chairman and Chief Executive Officer

Enclosures

[LOGO OF HERSHEY FOODS                               Hershey Foods Corporation
    APPEARS HERE]                                    Corporate Headquarters
                                                     100 Crystal A Drive
                                                     P.O. Box 810
                                                     Hershey, PA  17033-0810



                                               March 15, 1999


TO: FELLOW PARTICIPANTS IN HERSHEY'S EMPLOYEE SAVINGS STOCK INVESTMENT AND OWNERSHIP PLAN (ESSIOP)

     I am pleased to provide to you a voting instruction card and Proxy Statement which explain the items to be voted upon at this year's Annual Meeting of Stockholders on April 27, 1999. Two methods of voting your shares are available this year. Please see the instructions for voting by telephone on the enclosed proxy card or sign and return the enclosed proxy card. Your card must be received by April 20, 1999 in order to be tallied. For your convenience in returning the voting card, a postage-paid envelope is provided. I urge you to take advantage of this opportunity to have the shares being held for you voted at the Annual Meeting.

     This mailing of the voting instruction card and Proxy Statement to ESSIOP participants has been designed to eliminate the duplicate mailing of Annual Reports to those employees who will receive them as registered stockholders.

     Please note that if you own shares through the Hershey Employee Stock Purchase Plan (HESPP), you will receive a separate proxy card from ADP for voting those shares.

     If you have any questions, you may call the Law Department at (717)
     534-7911.

     Remember, your vote is important. Thank you.
                         --


                                            /s/ Kenneth L. Wolfe

                                            Kenneth L. Wolfe
                                            Chairman and Chief Executive Officer

Enclosures

[LOGO OF HERSHEY FOODS APPEARS HERE]                 Hershey Foods Corporation
                                                     Corporate Headquarters
                                                     100 Crystal A Drive
                                                     P.O. Box 810
                                                     Hershey, PA  17033-0810


                                             March 15, 1999


TO:  HERSHEY EMPLOYEE STOCK PURCHASE PLAN (HESPP) PARTICIPANTS

     I am pleased to provide to you a copy of Hershey Foods' 1998 Annual Report to Stockholders. This mailing of Annual Reports to our HESPP participants has been designed to eliminate the duplicate mailing of Annual Reports to those participants who will receive an Annual Report as a result of participation in another employee plan. Your proxy card for voting your shares in HESPP along with the Proxy Statement will be arriving shortly, directly from ADP. Your completed card should be returned in the envelope ADP provides.

     If you have any questions, you may call the Law Department at (717)
     534-7911.

     Remember, your vote is important. Thank you.
                        --


                                      /s/ Kenneth L. Wolfe
                                          Kenneth L. Wolfe
                                          Chairman and Chief Executive Officer

Enclosure